Exhibit 10.34
EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and among
LODGENET ENTERTAINMENT CORPORATION
and
LIBERTY SATELLITE & TECHNOLOGY, INC.
and
LIBERTY MEDIA CORPORATION
December 13, 2006

i

LIST OF SCHEDULES

Schedules
3.3 Subsidiaries and Equity Affiliates
3.7 Notices and Consents
3.9 Permitted Encumbrances
3.10 Intellectual Property
3.11 Real Property Leases
3.12 Contracts
3.17(a) Employee Benefit Plans
3.17(c) Multiemployer Plans
3.17(g) Non-US Plans
3.18 Insurance
3.19(a) Contracts and Arrangements Involving Related Parties
3.19(b) Master Purchasing Arrangements
5.11 Current Filings
6.3 Permitted Actions by Seller, the Company and its Subsidiaries
7.6 Employee Matters
8.1(j) Required Content Agreements
9.2(c) Tax Consolidated Groups
9.4 Tax Sharing Agreements
Disclosure Schedule

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 13, 2006 (the “Agreement Date”), by and among LodgeNet Entertainment Corporation, a Delaware corporation (“Buyer”), Liberty Satellite & Technology, Inc., a Delaware corporation (“Seller”), and Liberty Media Corporation, a Delaware corporation (“Liberty”). Buyer, Liberty and Seller are referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. Liberty owns 100% of the issued and outstanding shares of capital stock of Seller. Seller owns 100% of the issued and outstanding shares of capital stock of Ascent Entertainment Group, Inc., a Delaware corporation (the “Company”). The Company owns 100% of the issued and outstanding shares of capital stock of On Command Corporation, a Delaware corporation (“ONCO”).
     B. Seller desires to sell, and Buyer desires to purchase, 100% of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms and conditions set forth in this Agreement.
     C. Seller, Buyer and Liberty are concurrently executing the Stockholders Agreement between Seller, Buyer and Liberty, dated as of the date hereof.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1.      Definitions. The following terms have the following meanings for purposes of this Agreement:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.
     “Agreement” has the meaning set forth in the preamble.
     “Agreement Date” has the meaning set forth in the preamble.
     “Antitrust Division” has the meaning set forth in Section 7.3.
     “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     “Ascent Intercompany Indebtedness” means accounts or other Liabilities between the Company and any Subsidiary of the Company or between any Subsidiaries of the Company.
     “Authorized Representatives” has the meaning set forth in Section 7.5.
     “Balance Sheet” has the meaning set forth in Section 3.4.
     “Balance Sheet Date” has the meaning set forth in Section 2.3(d).
     “Bank Commitment Letter” means the amended and restated bank facilities commitment letter, dated as of December 6, 2006, among Bear Stearns, Credit Suisse and Credit Suisse Securities (USA) LLC and Buyer, pursuant to which Bear Stearns, Credit Suisse and Credit Suisse Securities (USA) LLC have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided an aggregate of up to $475 million in financing under senior secured credit facilities of Buyer comprised of a revolving credit facility in a maximum principal amount of $50 million and $425 million in term loans, as it may be amended from time to time.
     “Bank Financing” has the meaning set forth in Section 6.9.
     “Bear Stearns” means, collectively, Bear, Stearns & Co. Inc and Bear Stearns Corporate Lending Inc.
     “Benefit Plans” has the meaning set forth in Section 3.17(a).
     “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or Sioux Falls, South Dakota are required or authorized to be closed.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer 401(k) Plan” has the meaning set forth in Section 7.6(f).
     “Buyer’s Fundamental Representations” has the meaning set forth in Section 11.1(a).
     “Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).
     “Buyer Tax Loss” has the meaning set forth in Section 11.2(a).
     “Cafeteria Plan” has the meaning set forth in Section 7.6(d).
     “Cash Consideration” has the meaning set forth in Section 2.2.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Closing Date Calculations” has the meaning set forth in Section 2.3(e).
     “Closing Purchase Price Adjustment” has the meaning set forth in Section 2.3(a).

     “Closing Working Capital” means the consolidated current assets of the Company and its Subsidiaries on the Closing Date (including cash) minus consolidated current liabilities of the Company and its Subsidiaries on the Closing Date, determined as set forth on Exhibit A attached hereto and in accordance with GAAP and consistent with the Financial Statements (except as set forth on Exhibit A).
     “COBRA” has the meaning set forth in Section 7.6(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in Recital A.
     “Company Group” has the meaning set forth in Section 3.19.
     “Company Audited Financial Statements” has the meaning set forth in Section 6.6(b).
     “Company Unaudited Financial Statements” has the meaning set forth in Section 3.4.
     “Contracts” has the meaning set forth in Section 3.12.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership, membership or other ownership interests, by contract or otherwise.
     “Current Filings” has the meaning set forth in Section 5.11(b).
     “Disclosing Party” has the meaning set forth in Section 7.5.
     “Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.
     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     “Equity Affiliates” means all Persons in which the Company or any Subsidiaries of the Company hold an equity interest that are not Subsidiaries of the Company that are accounted for under the equity method of accounting in accordance with GAAP.
     “ERISA” has the meaning set forth in Section 3.17(a).
     “ERISA Affiliate” has the meaning set forth in Section 3.17(a).
     “ERISA Plans” has the meaning set forth in Section 3.17(a).
     “Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).
     “Existing NDA” has the meaning set forth in Section 6.4.
     “Final Purchase Price Adjustment” has the meaning set forth in Section 2.3(b).
     “Financial Information” has the meaning set forth in Section 6.9.
     “Financial Statements” has the meaning set forth in Section 3.4.
     “FTC” has the meaning set forth in Section 7.3.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board (and its predecessors), the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any court, arbitrator, administrative or other governmental department, agency, political subdivision, commission, authority or instrumentality in the United States or elsewhere.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” has the meaning set forth in Section 9.1.
     “Indebtedness” means, with respect to any Person, without duplication (a) every Liability of such Person (excluding any Ascent Intercompany Indebtedness) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (whether or not negotiable), (iii) any amounts owing as deferred purchase price for property acquired, other than accounts payable on commercial terms, or (iv) any reimbursement of amounts actually drawn under letters of credit or similar facilities issued for the account of such Person, and (b) every Liability of any other Person of the kind described in the preceding clause (a) that such Person has guaranteed (other than any guarantee by the Company of any Liability of any Subsidiary of the Company and any guarantee by any Subsidiary of the Company of any Liability of any other Subsidiary of the Company), in each case only to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

     “Indemnified Party” has the meaning set forth in Section 11.2(g).
     “Independent Accounting Firm” has the meaning set forth in Section 2.3(g).
     “Information Memorandum” has the meaning set forth in Section 9.1.
     “Intellectual Property” means (a) all patents and patent applications (including all provisional, divisionals, continuations, continuations in part, and reissues), inventions (patentable or unpatentable and whether or not reduced to practice), and business methods; (b) all registered and unregistered fictional business names, trade names, trademarks, service marks, trade dress, brands, slogans, logos, and registered domain names and all applications with respect to any of the foregoing; (c) all registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including software; and (d) all know-how, trade secrets, customer and vendor lists, software, technical information, data, process technology, plans, drawings, blueprints, processes, methods and techniques, research and development information, industry analyses, drawings, algorithms, source code and object code, etherware, specifications, designs, proposals, models, financial and accounting data, business and marketing plans, and all other confidential or proprietary information.
     “Interim Financial Statements” has the meaning set forth in Section 3.4.
     “Legal Requirement” means any federal, state, provincial, local, international, or other administrative order, law, ordinance, principle of common law, rule, regulation, statute or code.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including any liability for Taxes.
     “Liberty” has the meaning set forth in the preamble.
     “Liberty 401(k) Plan” has the meaning set forth in Section 7.6(f).
     “Liberty Benefit Plans” has the meaning set forth in Section 7.6(a).
     “Liberty Group” has the meaning set forth in Section 3.19.
     “Liberty Intercompany Debt” has the meaning set forth in Section 8.1(f).
     “Losses” means any loss, Liability, action, cause of action, cost, damage or expense, Tax, penalty, or fine, in each case whether or not arising out of third party claims and including any interest, penalties, attorneys’, consultants’ and experts’ fees and expenses (including such attorneys’, consultants’ and experts’ fees and expenses incurred in connection with the enforcement of a party’s rights under this Agreement) and all amounts paid in investigation, defense or settlement of any of the foregoing after taking into account any monies actually received in respect thereof under a policy of insurance, under a contractual right of set-off or indemnity or otherwise.

     “Material Adverse Effect” means a material adverse effect on the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (a) any matter contemplated by or disclosed in this Agreement, (b) the public announcement or consummation of the transactions contemplated by this Agreement, including loss of vendors, customers or employees resulting therefrom, or the compliance by any Party with its obligations under this Agreement, (c) any change in general economic conditions, financial market conditions or in conditions affecting the on premises telecommunications industry or hotel industry generally, whether locally, regionally or nationally, or (d) any act or omission taken with the prior written consent or at the specific written request of Buyer.
     “MFN Clause” has the meaning set forth in Section 3.12(b).
     “Non-US Plans” has the meaning set forth in Section 3.17(g).
     “Notifying Party” has the meaning set forth in Section 6.5.
     “Objection Notice” has the meaning set forth in Section 2.3(f).
     “ONCO” has the meaning set forth in Recital A.
     “ONCO Stock Plan” has the meaning set forth in Section 7.6(i).
     “Ordinary Course of Business” means the ordinary course of business of the Company or any Subsidiary, as applicable, consistent with past custom and practice and assuming rational decision-making based on the continued operations and capital investment decisions of the Company and its Subsidiaries as if ownership of the Company and its Subsidiaries were not being sold.
     “Party” or “Parties” has the meaning set forth in the preamble.
     “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variance and similar rights obtained or required to be obtained from any Governmental Authority.
     “Permitted Encumbrances” means (a) any restrictions under the Securities Act or any applicable state or foreign securities laws; (b) any Encumbrance for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith and for which the Company or any Subsidiary maintains adequate reserves on its books and records; (c) licenses or sublicenses granted or entered into in the Ordinary Course of Business and any interest or title of a licensor or licensee under any such license or sublicense; (d) leases or subleases entered into in the Ordinary Course of Business, including in connection with the leased personal property of the Company or any Subsidiary or Real Property Leases; (e) Encumbrances of carriers, warehousemen, mechanics, materialmen and landlords incurred in the Ordinary Course of Business for sums not overdue or being contested in good faith and for which the Company or any applicable Subsidiary maintains adequate reserves on its books and records; (f) Encumbrances incurred in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the Ordinary Course of Business or to secure obligations on surety or appeal bonds; (g) to the extent described on Schedule 3.9, purchase money security interests or Encumbrances on property acquired or held by the Company or any Subsidiary in the Ordinary Course of Business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (h) easements, restrictions and other exceptions to or defects of title that are not, in the aggregate, material and that do not, individually or in the aggregate, materially and adversely affect the use or occupancy of the property affected thereby.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or a Governmental Authority.
     “Proceeding” means any action, arbitration, mediation, audit, charge, claim, complaint, demand, notice, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any third-party arbitrator or mediator.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Real Property Leases” has the meaning set forth in Section 3.11.
     “Receiving Party” has the meaning set forth in Sections 6.5 and 7.5.
     “Representatives” has the meaning set forth in Section 11.1(c).
     “Responsible Party” has the meaning set forth in Section 11.2(g).
     “Retention Plan” has the meaning set forth in Section 7.6(h).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the preamble.
     “Seller’s Financial Advisors” has the meaning set forth in Section 4.5.
     “Seller’s Fundamental Representations” has the meaning set forth in Section 11.1(a).
     “Seller Indemnified Parties” has the meaning set forth in Section 11.2(b).
     “Seller Tax Loss” has the meaning set forth in Section 11.2(b).
     “Share Consideration” means 2,050,000 shares of LodgeNet Entertainment Corporation common stock, $0.01 par value, as such number is adjusted pursuant to the provisions of Section 2.6.

     “Share Consideration Value” means $47,867,500.
     “Shares” has the meaning set forth in Recital B.
     “Stockholders Agreement” means the Stockholders Agreement between Seller, Buyer and Liberty, dated as of the date hereof.
     “Subsidiaries” means all Persons that the Company directly or indirectly Controls.
     “Survival Period” has the meaning set forth in Section 11.1(a).
     “Target Working Capital” means an anticipated working capital amount set forth on Exhibit B.
     “Terminated ONCO 401(k) Plans” has the meaning set forth in Section 7.6(g).
     “Termination Date” has the meaning set forth in Section 10.2.
     “THN” means The Hotel Networks, Inc. f/k/a Hotelevision, Inc.
     “THN Balance Sheet” has the meaning set forth in Section 3.4.
     “THN Contracts” has the meaning set forth in Section 3.12(m).
     “THN Financial Statements” has the meaning set forth in Section 3.4.
     “THN Interim Financial Statements” has the meaning set forth in Section 3.4.
     “Threshold” has the meaning set forth in Section 11.2(c).
     “WARN Act” has the meaning set forth in Section 7.6(j).
     Section 1.2.     Tax Terms. Certain terms related to tax matters used in Article IX are defined in Section 9.1.
     Section 1.3.     Terms Generally. The definitions set forth or referenced in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Any pronoun includes the corresponding masculine, feminine and neuter forms, as the context requires. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “shall” and “will” are used interchangeably and are intended to have, and will be deemed to have, the same meaning. The “knowledge” of a Party will mean the actual knowledge of any senior officer of such Party after due investigation and inquiry; provided, however, that the “knowledge” of Seller or Liberty also will be deemed to include the actual knowledge of any of the following officers of ONCO: The President and Chief Executive Officer; the Senior Vice President and Chief Financial Officer; the Senior Vice President, General Counsel and Secretary; the Senior Vice President, Operations; the Senior Vice President, Marketing and Programming; and Group Vice President of Sales, and (b) the President and Chief Executive Officer and Chief Financial Officer (or persons holding equivalent positions) of THN. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part of this Agreement unless the context otherwise requires. All references to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Any references to any agreement or other document or instrument or to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions, and to any rules and regulations promulgated thereunder), unless the context otherwise requires. Any reference to a “day” or number of “days” (without the explicit qualifications of “business”) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. All references to dollar amounts will be references to United States Dollars.
ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING
     Section 2.1.     Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, free and clear of any Encumbrances, as set forth in this Article II.
     Section 2.2.     Purchase Price. The purchase price for the Shares will be $380,000,000.00, subject to adjustment as set forth in Section 2.3 (the “Purchase Price”), consisting of:
     Section
     (a) cash in the amount of the difference between the Purchase Price and the Share Consideration Value (the “Cash Consideration”); and
     (b) the Share Consideration.
     Collectively the sum of the Cash Consideration (as such amount may be adjusted pursuant to Section 2.3) plus the Share Consideration are referred to as the Purchase Price. The Cash Consideration will be paid at the Closing by wire transfer of immediately available funds pursuant to wire instructions delivered by Seller to Buyer no later than two Business Days prior to the Closing Date. The Share Consideration will be paid at the Closing by delivery of a stock certificate or certificates registered in Seller’s name, the denominations of which Seller will request at least three (3) Business Days prior to Closing and which will evidence an aggregate number of shares of common stock of Buyer equal to the full Share Consideration.
     Section 2.3.     Adjustment. The Cash Consideration portion of the Purchase Price shall be subject to adjustment as follows:
     (a) If, as of the Closing Date, the Estimated Closing Working Capital is (i) less than the Target Working Capital, the Cash Consideration payable at the Closing will be reduced by the difference between the Estimated Closing Working Capital and the Target Working Capital or (ii) more than the Target Working Capital, the Cash Consideration payable at the Closing will be increased by the difference between the Estimated Closing Working Capital and the Target Working Capital such increase or decrease, (the “Closing Purchase Price Adjustment”). The Seller shall not less than three (3) Business Days prior to the Closing estimate the Closing Working Capital, based on the balance sheet of the Company and its Subsidiaries as of the prior month-end, but brought forward to include any known changes in the components of Closing Working Capital since such prior month-end, supporting documentation for all of which shall be provided to Buyer for its review concurrently with or prior to the delivery of the estimated Closing Working Capital calculation (the “Estimated Closing Working Capital”).
     (b) If the Closing Working Capital is (i) less than the Estimated Closing Working Capital, the Cash Consideration will be reduced by the difference between the Estimated Closing Working Capital and the Closing Working Capital or (ii) more than the Estimated Closing Working Capital, the Cash Consideration will be increased by the difference between the Estimated Closing Working Capital and the Closing Working Capital, provided that if no Closing Purchase Price Adjustment was made at Closing as a result of clause (c) below, then the foregoing calculation shall be made by comparing the Closing Working Capital to the Target Working Capital rather than the Estimated Closing Working Capital (the “Final Purchase Price Adjustment”). Any Final Purchase Price Adjustment shall be paid in accordance with Section 2.3(d) below.
     (c) Notwithstanding clauses (a) and (b) above, no adjustment to the Purchase Price shall be made if the aggregate adjustment would be in an amount less than $1,000,000.
     (d) In the event of a reduction to the Purchase Price pursuant to Section 2.3(b)(i), Seller and Liberty will be jointly and severally liable for the amount of the reduction and will pay to Buyer, within five (5) Business Days of the Closing Date Calculations being declared final pursuant to Section 2.3(f) and (g) (the “Balance Sheet Date”), the amount of such reduction plus interest accruing on such amount at a rate of six percent (6)% per annum from the Closing Date until such amount is paid, in immediately available funds. In the event of an increase to the Purchase Price pursuant to Section 2.3(b)(ii), the Buyer will pay to Seller, within five (5) Business Days of the Balance Sheet Date, the amount of such increase plus interest accruing on such amount at a rate of six (6)% per annum from the Closing Date until such amount is paid, in immediately available funds. Any amount paid pursuant to this Section 2.3 will be treated as an adjustment to the Purchase Price for all purposes.
     (e) The Buyer shall prepare and distribute to Seller, within sixty (60) days after the Closing Date, a written calculation of the proposed Final Purchase Price Adjustment and the Closing Working Capital (the “Closing Date Calculations”), as determined by reference to the relevant provisions of this Agreement.
     (f) On or prior to the thirtieth (30th) day after Buyer gives Seller notice of the Closing Date Calculations, Seller may give Buyer a written notice that it objects (an “Objection Notice”) to the Closing Date Calculations. Any Objection Notice shall specify the dollar amount of any objection and a reasonably detailed summary of the basis for objection. Except to the extent Seller timely objects to a specific determination set forth in the Closing Date Calculations pursuant to an Objection Notice delivered to Buyer within such thirty (30) day period, the Closing Date Calculations will be conclusive and binding upon the Parties.

     (g) If Seller delivers a timely Objection Notice as described in Section 2.3(f), then Buyer and Seller shall negotiate in good faith to resolve their disputes raised pursuant to a timely Objection Notice. If Buyer and Seller are unable to resolve all disputes regarding the Closing Date Calculations on or prior to the thirtieth (30th) day after the date the Objection Notice was delivered, then Buyer shall retain a “big four” accounting firm (after eliminating any such firm which is conflicted or otherwise unable to participate) (the “Independent Accounting Firm”) to resolve the dispute as soon as practicable, and in any event within thirty (30) days after Buyer retains such firm. The Independent Accounting Firm shall only decide the specific items under dispute by the parties, and shall make its determinations solely in accordance with this Section 2.3. The Independent Accounting Firm’s determination regarding the matters in dispute will be conclusive and binding upon the Parties hereto and will constitute (or, if applicable, will be used in the calculation of) the Final Purchase Price Adjustment and the Closing Working Capital for all purposes of this Section 2.3. The fees and expenses of the Independent Accounting Firm in connection with its review of the Closing Date Calculations shall be paid one-half (1/2) by the Company and one-half (1/2) by Seller.
     Section 2.4.     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sherman & Howard L.L.C. in Denver, Colorado at 10:00 a.m. Mountain Time on the date that is five Business Days after the satisfaction or waiver of the closing conditions contained in Article VIII, or at such other time and place as the Parties may agree in writing (the “Closing Date”), provided that if the conditions to Closing set forth in Article 8 are satisfied prior to January 1, 2007, then Buyer shall have the option to extend the Closing Date for up to sixty (60) days assuming that Buyer is diligently proceeding to obtain its financing for the transactions contemplated by this Agreement.
     Section 2.5.     Closing Deliveries. At the Closing:
     (a) Seller and Liberty will deliver to Buyer:
     (i) one or more stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, which Shares shall be free and clear of any Encumbrances except Encumbrances arising out of any action taken by Buyer or any of its Affiliates or under the Securities Act; and
     (ii) one or more officer’s certificates, dated the Closing Date, executed by duly authorized executive officers of Seller and Liberty, attesting to matters in Sections 8.1(a) and (b); and
     (iii) possession of all documents, books, records agreements and financial data relating to the Company and its Subsidiaries held by Liberty, the Company and its Subsidiaries.
     (b) Buyer will deliver to Seller:
     (i) the Cash Consideration (as adjusted pursuant to Section 2.3(a), if applicable) by wire transfer of immediately available funds to an account designated by Seller; and

     (ii) a stock certificate or certificates representing the Share Consideration; and
     (iii) a certificate, dated the Closing Date, executed by a duly authorized executive officer of Buyer, attesting to matters in Sections 8.2(a) and 8.2(b).
     Section 2.6.     Stock Adjustment. If, after the Agreement Date and prior to the Closing Date, the Buyer is recapitalized or reclassified or Buyer effects any stock dividend, stock split, or reverse stock split or otherwise effects any transaction that changes its common stock into any other securities (including securities of another corporation), then the Share Consideration to be delivered to Seller under this Agreement will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the Seller would have been entitled to receive had the shares comprising the Share Consideration been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND LIBERTY
REGARDING THE COMPANY AND ITS SUBSIDIARIES
     The disclosures in any section or paragraph of the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) shall qualify as disclosures by the Seller and Liberty with respect to any other portion of the numbered and lettered paragraphs of such Disclosure Schedule and the related representations and warranties to the extent that the relevance of such disclosure is readily apparent to the disclosure called for in such other section or paragraph of the Disclosure Schedule or the related representations and warranties. Notwithstanding the foregoing or anything to the contrary in this Agreement, the information contained in any specific document referenced in the Disclosure Schedule shall qualify the representations and warranties only to the extent the reason such document is relevant to the applicable section or paragraph of the Disclosure Schedule or the related representations and warranties is specifically described in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Seller and Liberty hereby jointly and severally represent and warrant to Buyer as follows:
     Section 3.1.     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own its assets and to conduct its business as it is currently being conducted. The Company is duly qualified and authorized to transact business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.2.     Capitalization. The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and constitute the “Shares.” The Shares are the only shares of capital stock or other ownership interests in the Company outstanding. All of the Shares have been duly and validly authorized and issued, are fully paid and non-assessable, are free and clear of all Encumbrances and are held beneficially and of record by Seller. The transfer and delivery of the Shares by

Seller to Buyer as contemplated by this Agreement will transfer good and valid title to the Shares to Buyer free and clear of all Encumbrances, except Encumbrances arising as a result of any action taken by the Buyer or any of its subsidiaries. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, pre-emptive rights or other rights, contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or any other securities exercisable or exchangeable for or convertible into such capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or Control of the Company.
     Section 3.3.     Subsidiaries and Equity Affiliates. The Company directly owns all of the issued and outstanding shares of capital stock of ONCO, and the Company does not have any assets or Liabilities other than those related to its ownership of ONCO and other than Liberty Intercompany Debt of the Company and its Subsidiaries that will be eliminated prior to the Closing in accordance with Section 8.1(f) or Ascent Intercompany Indebtedness. Schedule 3.3 sets forth a complete list of all Subsidiaries and Equity Affiliates of ONCO and the direct or indirect ownership interest of ONCO in each such Subsidiary and Equity Affiliate. Except as set forth on Schedule 3.3, ONCO does not own, directly or indirectly, any equity interest in any other Person including any general or limited partnership interest, limited liability company interest or other form of joint venture. All issued and outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and, at Closing, will be free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, pre-emptive rights, or other rights, contracts or commitments that could require any Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock or any other securities exercisable or exchangeable for or convertible into such capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or Control of any Subsidiary. Each Subsidiary is a Person duly organized, validly existing and in good standing under the laws of its place of formation. Each Subsidiary has all requisite power and authority to own its assets and to conduct its business as it is currently being conducted. Each Subsidiary is duly qualified and authorized to transact business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.4.     Financial Statements. Seller has delivered to Buyer the following financial statements of the Company and ONCO and its subsidiaries on a consolidated basis (collectively, the “Financial Statements”): (a) audited financial statements of ONCO, including the balance sheets as at December 31, 2005, 2004 and 2003 and the statement of operations, changes in stockholders’ equity, and cash flows for the fiscal years ended December 31, 2005, 2004 and 2003; (b) unaudited financial statements of the Company, including the balance sheets as at December 31, 2005 and 2004 and the statement of operations, changes in stockholders’ equity, and cash flows for the fiscal years ended December 31, 2005 and 2004 (the “Company Unaudited Financial Statements”); and (c) unaudited financial statements of ONCO and the Company, including the balance sheet as at September 30, 2006 (the “Balance Sheet”) and the statement of operations, changes in stockholders’ equity, and cash flows for the nine months ended September 30, 2006 (collectively including the Balance Sheet, the “Interim Financial Statements”). The Financial Statements and the Company Unaudited Financial Statements (including any notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly in all material respects the financial position of the Company and its Subsidiaries and ONCO and its Subsidiaries, as applicable, on a consolidated basis as of such dates and the results of operations and cash flows of the Company and its Subsidiaries and ONCO and its Subsidiaries, as applicable, on a consolidated basis for such periods, and (iii) are consistent with the books and records of the Company and its Subsidiaries and ONCO and its Subsidiaries, as applicable; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (that are not material, either individually or in the aggregate) and that the Interim Financial Statements and the Company Unaudited Financial Statements do not contain footnotes required by GAAP. Seller has delivered to Buyer the following financial statements of THN (collectively, the “THN Financial Statements”); (a) unaudited financial statements, including the balance sheet as at December 31, 2005 and the statement of operations, changes in stockholders’ equity, and cash flows for the fiscal year ended December 31, 2005; and (b) unaudited financial statements, including the balance sheet as at September 30, 2006 (the “THN Balance Sheet”) and the statement of operations, changes in stockholders’ equity, and cash flows for the nine months ended September 30, 2006 (collectively including the THN Balance Sheet, the “THN Interim Financial Statements”). The THN Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly in all material respects the financial position of THN as of such dates and the results of operations and cash flows of THN for such periods and (iii) are consistent with the books and records of THN; provided, however, that the THN Interim Financial Statements are subject to normal year-end adjustments (that are not material, either individually or in the aggregate (except as set forth in the Disclosure Schedule)) and the THN Financial Statements do not contain footnotes required by GAAP. Except as described on the Disclosure Schedule, neither ONCO’s nor the Company’s independent auditors have identified (i) since the adoption of rules promulgated by the SEC pursuant to the Section 404 of the Sarbanes-Oxley Act of 2002, any control deficiency, significant deficiency or material weakness in the system of internal control over financial reporting (each term as defined in Auditing Standard No. 2 of the Public Company Accounting Oversight Board) utilized by the Company and its Subsidiaries or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. To the knowledge of Seller or Liberty, (i) none of the principal executive officer or principal financial officer of Seller, Liberty, ONCO or the Company has concluded that a material weakness currently exists, other than what is described on the Disclosure Schedule and (ii) no claim or allegation has been made that a material weakness exists or that there has been any fraud with respect to the preparation of ONCO’s or the Company’s financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
     Section 3.5.     Assets and Liabilities of the Company. Except for its interest in ONCO and its liability for income taxes, the Company has no assets and no Liabilities of a nature required to be disclosed on an unconsolidated balance sheet of the Company or in the footnotes to the Financial Statements or any liabilities that would be required to be disclosed by SEC rules and regulations if the Company were an unconsolidated public company registered with the SEC. Except as set forth on the Disclosure Schedule, the Company and its Subsidiaries do not have any contingent reimbursement obligations or amounts outstanding pursuant to any letters of credit or similar facilities issued for the account of the Company and its Subsidiaries.
     Section 3.6.     No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability of a type that would be required to be disclosed in the financial statements, including the footnotes, under generally accepted accounting principles or liabilities described in Items 103, 303(a)(4), or 305 of Regulation S-K, except for (a) Liabilities set forth on the Balance Sheet or disclosed in the Notes to the 2005 Financial Statements referred to in Section 3.4(a), (b) Liabilities that have arisen after the date of the Balance Sheet in the Ordinary Course of Business, or (c) Liabilities that would not be material to the Company and its Subsidiaries taken as a whole.
     Section 3.7.     Noncontravention; Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (a) violate any Legal Requirement to which the Company or any Subsidiary is subject or any provision of the certificate of incorporation or bylaws (or comparable constituent documents) of the Company or any Subsidiary or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, any contract or obligation with respect to Indebtedness to which the Company or any Subsidiary is a party or by which it is bound or to which its assets are subject, except where any such violation, breach, default or other matter would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.7 sets forth all notices and filings required to be made and all authorizations, consents, or approvals of any Governmental Authority or other Person required to be obtained by Seller in order for Buyer and Seller to consummate the transactions contemplated by this Agreement.
     Section 3.8.     Compliance with Legal Requirements. To Seller’s knowledge, the Company and its Subsidiaries are in compliance with all applicable Legal Requirements, except where the failure to be in compliance would not have individually or in the aggregate, a Material Adverse Effect. No Proceeding has been filed or commenced against the Company or any Subsidiary alleging any failure to so comply with applicable Legal Requirements, and to Seller’s knowledge no such Proceeding has been threatened. Each of the Company and its Subsidiaries holds all Permits used or necessary in the conduct of its business or the ownership of its property and assets. Such Permits are valid and in full force and effect, and no written notice has been received by the Company or its Subsidiaries alleging the failure to hold any such Permit. The Company and its Subsidiaries are in material compliance with the terms and conditions of such Permits, and all of such Permits will be available for use on the same terms by the Company and its Subsidiaries immediately after the Closing, except where the failure to be in compliance or the unavailability for use would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.9.     Title to Assets. Except as set forth on Schedule 3.9, each of the Company and each Subsidiary has good title to, or a valid leasehold interest in, the properties and assets used by the Company or such Subsidiary in its business as it is presently being conducted as set forth on the Balance Sheet or acquired after the date of the Balance Sheet, free and clear of all

Encumbrances (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet. Neither the Company nor any Subsidiary has received any notice of violation or default under any Legal Requirement or Contract relating to its owned or leased properties and assets that remains uncured or has not been dismissed, except where any such violation or default would not have, individually or in the aggregate, a Material Adverse Effect. All leases and licenses pursuant to which the Company or any Subsidiary leases or licenses tangible or intangible property from others, including without limitation licenses for rights to music from music licensing associations, are valid and effective in accordance with their respective terms, and there is not, with respect to the Company or any Subsidiary under any of such leases or licenses, any existing default (or event that with notice or lapse of time, or both, would constitute a default), except where any such default would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.10.     Intellectual Property. The Company and its Subsidiaries own or have the right to use, pursuant to a valid and enforceable license, the Intellectual Property currently used in and necessary for the operation of their respective businesses and shall continue to have the right to use such Intellectual Property immediately following the Closing. Schedule 3.10 sets forth a list of (i) all the Company’s and each Subsidiary’s registered Intellectual Property and all material unregistered Intellectual Property (other than those items listed in subsection (d) of the definition of Intellectual Property and other than “inventions” and “business methods” listed in subsection (a) of said definition, “trade dress,” “brands,” “slogans,” and “logos” listed in subsection (b) of such definition and “copyrightable subject matter” listed in subsection (c) of said definition) owned by or used by the Company or its Subsidiaries in their respective businesses, and (ii) all written licenses (other than off-the-shelf commercial computer software) with an anticipated annual license fee of greater than $50,000 pursuant to which the Company or its Subsidiaries have the right to use Intellectual Property. To the knowledge of Seller, the Company’s and its Subsidiaries’ use of all such Intellectual Property as currently used in the operation of their respective businesses does not violate or infringe upon any Intellectual Property or other rights of any other Person and to the knowledge of Seller, no allegation of such violations or infringement of any such Intellectual Property rights has been asserted or threatened, except as listed on Schedule 3.10.
     Section 3.11.     Real Property; Real Property Leases. Neither the Company nor any Subsidiary owns any real property. Schedule 3.11 sets forth all leases and subleases under which either the Company or any Subsidiary is lessor or lessee or sublessor or sublessee of any real property (the “Real Property Leases”). The Company has provided true, correct and complete copies of all such Real Property Leases, including any amendments to such Real Property Leases, to the Buyer. The Real Property Leases are in full force and effect and constitute binding and enforceable agreements of the Company or the Subsidiary and, to Seller’s knowledge, the landlords or lessors party thereto. The Company or the Subsidiary that is a party to any Real Property Lease is not in breach or default thereunder and, to the knowledge of Seller no landlord is in breach or violation of any such Real Property Lease and no event has occurred that with notice or lapse of time, or both, would constitute a breach or default thereunder by the Company or the Subsidiary that is a party thereto, except where any such Company or Subsidiary breach or default would not have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.12.     Contracts. Schedule 3.12 sets forth the following contracts and other agreements to which the Company or any Subsidiary is a party and under which the Company or any Subsidiary has ongoing rights or obligations as of the Agreement Date (the “Contracts”):
     (a) any agreement for the lease of personal property to or from any Person (not including any Real Property Leases) providing for calendar year lease payments in excess of $100,000;
     (b) any agreement with a customer, including any master agreement pursuant to which the Company or any Subsidiary has entered into multiple service agreements covering individual hotels, pursuant to which the Company or any such Subsidiary either received revenue in excess of $500,000 during 2005 or reasonably expects to receive revenue in excess of such amount during 2006 or pursuant to which the Company or any Subsidiary (i) either paid fees in excess of $500,000 during 2005 or reasonably expects to pay fees in excess of such amount during 2006 (provided, however, 2006 revenue amounts and fees are forecasts only subject to uncertainties, and neither Seller, the Company nor any Subsidiary guarantees such results) or (ii) has agreed to provide such customer more favorable terms with respect to the price charged or any other financial matter, or with respect to the technological capabilities of equipment utilized by the Company and its Subsidiaries in providing services to such customer, in each case, to the extent such terms have been provided by the Company or its Subsidiaries to other customers of the Company or its Subsidiaries (any such clause being hereinafter referred to as an “MFN Clause”);
     (c) any agreement with a content provider pursuant to which the Company or any Subsidiary either made payments (including variable royalty payments) in excess of $250,000 during 2005 or has a firm commitment to make minimum payments in excess of such amount during 2006 or has a firm commitment to make minimum payments in excess of such amount in any single year after 2006;
     (d) any agreement with any third party (other than those described elsewhere in this Article III), including any affiliates of Seller or Liberty, pursuant to which the Company or any Subsidiary either made payments in excess of $500,000 during 2005 or has a firm commitment to make payments in excess of such amount during 2006, excluding purchase orders;
     (e) any purchase order or group of purchase orders or binding commitments payable to the same payee outstanding as of September 30, 2006 pursuant to which the amount payable by the Company or any Subsidiary exceeds $500,000;
     (f) any agreement governing a general or limited partnership, limited liability company or other form of joint venture;
     (g) any agreement under which the Company or any Subsidiary has created, incurred, assumed, or guaranteed any, Indebtedness or any capitalized lease obligation, in an amount in excess of $100,000 or under which the Company or any Subsidiary has imposed an Encumbrance (other than a Permitted Encumbrance) on any of the Company’s or any

Subsidiary’s assets, tangible or intangible, other than any such agreement described in Section 3.19;
     (h) any agreement, arrangement or commitment governing Ascent Intercompany Indebtedness;
     (i) any agreement, arrangement or commitment under which the Company or any Subsidiary has agreed or committed to advance or loan or has advanced or loaned any amount to any of its directors, officers, or employees, other than advances with respect to expenses incurred in the Ordinary Course of Business;
     (j) any agreement, arrangement or commitment entered into outside the Ordinary Course of Business and pursuant to which any material obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;
     (k) any employment, bonus, consulting or independent contractor agreement pursuant to which the Company or any Subsidiary reasonably expects to make future payments in excess of $100,000 in any calendar year;
     (l) any agreements that provide that the Company or any of its Subsidiaries are required to pay for goods or services to a Person whether or not such Person provides such goods or services under such Contract;
     (m) any of the following agreements of THN (collectively, the “THN Contracts”):
     (i) agreements for advertising revenue pursuant to which THN reasonably expects to receive revenue in excess of $25,000 in any calendar year;
     (ii) agreements pursuant to which THN made payments in excess of $50,000 during 2005 or has a firm commitment to make payments in excess of such amount during 2006, excluding purchase orders;
     (iii) programming agreements or any agreement with a content provider;
     (iv) any agreement with a hotel customer, including any master agreement pursuant to which THN has entered into multiple service agreements covering individual hotels covering more than 5,000 rooms;
     (v) any agreement under which THN has created, incurred, assumed, or guaranteed any, Indebtedness or any capitalized lease obligation, or under which THN has imposed an Encumbrance (other than a Permitted Encumbrance) on any of THN’s assets, tangible or intangible;
     (vi) any agreements for the issuance of any securities by THN; or

     (vii) agreements between or among the stockholders of THN, including any agreement whereby the Company or any of its Subsidiaries is obligated to provide funds to THN.
None of THN, the Company or the other stockholders of THN have any verbal or oral agreements or understanding that would be required to be disclosed in (m)(i) through (vii) above, other than as set forth in the THN Contracts.
     (n) any agreement that restricts the right or ability of the Company or any Subsidiary or, to Seller’s and Liberty’s knowledge, any Equity Affiliate, to conduct their respective businesses subsequent to the Closing in a manner that is substantially the same as such businesses are conducted prior to Closing whether as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, and
     (o) any agreements or licenses with music licensing associations.
With respect to each such Contract: (i) the Contract is in full force and effect and constitutes a binding obligation of the Company or the Subsidiary (other than any such Contract whose term has terminated or expired in accordance with its stated term), and (ii) the Company or the Subsidiary that is a party to the Contract is not in breach or default thereunder and, (iii) to the knowledge of Seller, the Contract constitutes a binding obligation on the other parties to the Contract, and (iv) to the knowledge of Seller, no event has occurred that with notice or lapse of time, or both, would constitute a breach or default thereunder by the Company or the Subsidiary that is a party thereto or, to the knowledge of Seller, any other party to each such Contract, except where any such breach or default would not have, individually or in the aggregate, a Material Adverse Effect. The Company has provided true, correct and complete copies of all Contracts, including any amendments to such Contracts, to the Buyer, except for those Contracts as to which the parties have agreed to an alternative review process. As of the date hereof, the aggregate amount owed by the Company and its Subsidiaries pursuant to any leases that are required to be capitalized under GAAP does not exceed $2,000,000 and all such leases will remain in full force and effect immediately following the Closing without any modification of their terms.
     Section 3.13.     Litigation. Neither the Company nor any Subsidiary is (a) subject to any outstanding injunction, judgment, order, decree, ruling, conciliation agreement or settlement agreement, or charge requiring the future payment of money by it or requiring it to take or preventing it from taking any future action the effect of which would have a Material Adverse Effect on the Company or (b) a party, or to the knowledge of Seller and Liberty, threatened in writing to be made a party, to any Proceeding.
     Section 3.14.     Environmental, Health, and Safety Matters.
     (a) To the knowledge of Seller, the Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all Environmental, Health, and Safety Requirements.
     (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, and have complied in all material respects and are in compliance in all material respects with, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their respective facilities and the operation of their respective businesses.
     (c) Neither the Company nor any Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements or any outstanding material Liabilities arising therefrom or, to its knowledge, any threat of material Liabilities under any Environmental, Health and Safety Requirements.
     (d) Neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility in a manner, that has given, or to the knowledge of Seller would give, rise to any material Liabilities pursuant to any Environmental, Health, and Safety Requirements.
     (e) The Company has provided to the Buyer true and complete copies of all environmental audits, reports, permits and other material environmental documents relating to the past or current properties, facilities or operations of the Company or its Subsidiaries or their respective predecessors or Affiliates which are in its possession or under its reasonable control and dated within the past seven (7) years.
     Section 3.15.     Employees. The Company has provided to the Buyer a true and complete list, setting forth each employee of the Company or any Subsidiary, together with such employee’s job title; location in which employed; current compensation rate; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, restricted stock, stock appreciation right, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), retention, severance pay, insurance, medical, welfare, or other Benefit Plan. The Company and each Subsidiary has complied with all provisions of applicable law pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except where any failure so to comply would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.16.     Labor Relations. Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor contract. There is not presently pending or existing and, to the knowledge of Seller, there is not threatened (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any effort to organize any employees into a collective bargaining unit.
     Section 3.17.     Employee Benefits.
     (a) Schedule 3.17(a) sets forth each bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, written or verbal, that currently is sponsored, maintained, or contributed to or required to be contributed to by the Company or any Subsidiary or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b) (l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), for the benefit of any U.S.-based employee or former employee of the Company or any Subsidiary (the “Benefit Plans”). Schedule 3.17(a) identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being referred to collectively as the “ERISA Plans”).
     (b) Each of the Benefit Plans has been and is operated and administered in accordance with its terms in all material respects and in material compliance with applicable requirements of the Code, ERISA, and other applicable Legal Requirements and may in accordance with its terms be amended or terminated at any time.
     (c) Except as set forth on Schedule 3.17(c), none of the Company, any Subsidiary or any ERISA Affiliate contributes, is obligated to contribute, or has been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA during the five years preceding the Closing Date.
     (d) Neither the Company nor any Subsidiary maintains, contributes to, or has any liability or obligation with respect to an employee welfare benefit plan that provides health or life insurance or other benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof) of the Company or any ERISA Affiliate, except as may be required under Section 4980 of the Code.
     (e) No Benefit Plan is (i) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA), (ii) subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, or (iii) subject to Title IV of ERISA.
     (f) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no Proceedings pending or, to the knowledge of Seller, threatened in writing with respect to any Benefit Plan.
     (g) Schedule 3.17(g) sets forth each employee benefit plan, program or arrangement for retirement or welfare benefits currently covering employees or former employees of the Company or any Subsidiary who are not employed in the United States (the “Non-US Plans”). Each Non-US Plan has been operated and administered in material compliance with all applicable Legal Requirements.
     Section 3.18.     Insurance. Schedule 3.18 sets forth all policies of insurance to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is covered as of the Agreement Date. With respect to each such insurance policy: (i) the policy is valid, binding, and in full force and effect; and (ii) neither the Company nor any Subsidiary is in breach or default, and to the knowledge of Seller, no event has occurred that with notice or the lapse of time, or both, would constitute a breach or default under the policy, except where any such breach or default would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.19.     Related Party Transactions. Schedule 3.19(a) sets forth all contracts or arrangements involving the Company or any of its Subsidiaries and Equity Affiliates, on the one hand (the “Company Group”), and Seller, Liberty or any Affiliate of Liberty, including Ascent Media Group, LLC (other than members of the Company Group), on the other hand (the “Liberty Group”), including a description of all goods and services provided by the Liberty Group to the Company Group (all of which will be terminated as of the Closing Date unless otherwise noted on Schedule 3.19(a)). Schedule 3.19(b) sets forth all contracts or arrangements for obtaining products or services by the Company Group that have been entered into by the Company Group, based in whole or in part on the relationship of the Company Group with the Liberty Group, indicating in each case whether such contract or arrangement will be terminated or modified as a result of the transactions contemplated by this Agreement. There is no contract or arrangement in effect entered into by the Company or any Subsidiary with any officer or director of the Company or any Subsidiary, other than compensation, benefits and expense reimbursements paid or made in the Ordinary Course of Business.
     Section 3.20.     Customers. The MFN Clauses in the Company’s and its Subsidiaries’ hotel customer contracts were granted based on total packages, and Seller has reasonable grounds to believe no such MFN Clauses have been triggered. No hotel customer of the Company and its Subsidiaries has given any notice to the Company and its Subsidiaries that it believes the MFN Clauses in its agreement has been triggered.
     Section 3.21.     Brokers’ Fees. Except as provided in Section 4.5, neither the Company nor any Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     Section 3.22.     Absence of Certain Changes or Events. Since December 31, 2005, (a) there has occurred no fact, event or circumstance which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) none of Seller or its Subsidiaries has taken, and have not caused or permitted the Company or any Subsidiary to take, any action that would have been prohibited without the consent or approval of Buyer if Section 6.3 of this Agreement had been in effect since December 31, 2005 and (c) none of Seller, Liberty, the Company nor any Subsidiary has entered into any contract or agreement to take any action that would have been prohibited without the consent or approval of Buyer if Section 6.3 of this Agreement had then been in effect since such date.
ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES
     Except as set forth in the Disclosure Schedule or in any of the documents referred to in the Disclosure Schedule, Seller and Liberty hereby jointly and severally represent and warrant to Buyer as follows:
     Section 4.1.     Organization of Seller. Each of Seller and Liberty is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     Section 4.2.     Authorization; Binding Effect. Each of Seller and Liberty has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform its obligations under this Agreement and the Stockholders Agreement, and this Agreement and the Stockholders Agreement has been duly executed and delivered by Seller and Liberty. All consents or approvals of any stockholder of Seller or Liberty required for Seller’s or Liberty’s execution, delivery and performance of this Agreement have been obtained and are in full force and effect, without any conditions or qualifications thereto. No further or other corporate or stockholder consents or approvals are or will be required to be obtained by Seller or Liberty in order for Seller to consummate the transactions contemplated in accordance with the terms hereof. This Agreement and the Stockholders Agreement constitute the legal, valid, and binding obligation of each of Seller and Liberty, enforceable against Seller and Liberty in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.
     Section 4.3.     Noncontravention; Consents. Neither the execution and delivery of this Agreement and the Stockholders Agreement, nor the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, will (a) violate any material Legal Requirement to which Seller or Liberty is subject or any provision of the certificate of incorporation or bylaws of Seller or Liberty or (b) result in a material breach of, constitute a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, any contract, agreement, lease, license or other arrangement to which Seller or Liberty is a party or by which it is bound or to which its assets are subject. Except as set forth on Schedule 3.7, neither Seller nor Liberty is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in order for Buyer, Seller and Liberty to consummate the transactions contemplated by this Agreement.
     Section 4.4.     Shares. Seller holds beneficially and of record all of the Shares free and clear of any Encumbrances other than Permitted Encumbrances, all of which will be released or removed prior to the transfer of the Shares at the Closing, other than Encumbrances under the Securities Act. Neither Seller nor Liberty is a party to any contract or commitment that could require either Seller or Liberty to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither Seller nor Liberty is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or Control of the Company or any Subsidiary or Equity Affiliate.
     Section 4.5.     Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except that Seller’s parent, Liberty, has retained Lehman Brothers Inc. and Daniels & Associates, L.P. as its financial advisors (collectively, “Seller’s Financial Advisors”). Seller or Liberty will be responsible for all fees and commissions payable to Seller’s Financial Advisors with respect to the transactions contemplated by this Agreement.
     Section 4.6.     Investment Intent. Seller is acquiring the shares of Buyer’s capital stock comprising the Share Consideration for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act.
     Section 4.7.     Disclosure of Information. Seller has been furnished all information it considers necessary or appropriate for deciding whether to accept the shares of Buyer’s capital stock comprising the Share Consideration. Seller has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, financial condition and prospects of the Buyer and its subsidiaries, and all such questions have been answered to the full satisfaction of Seller.
     Section 4.8.     Accredited Investor. Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act.
     Section 4.9.     Restricted Securities. Seller understands that the shares of Buyer’s capital stock comprising the Share Consideration are characterized as “restricted securities” under the United States federal securities laws inasmuch as such shares are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such shares of Buyer’s capital stock may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering such shares of Buyer’s capital stock or an available exemption from registration under the Securities Act, such shares of Buyer’s capital stock must be held indefinitely.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 5.1.     Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.
     Section 5.2.     Authorization; Binding Effect; Financial Capability.
     (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform its obligations under this Agreement and the Stockholders Agreement, and this Agreement and the Stockholders Agreement have been duly executed and delivered by Buyer.
     (b) This Agreement and the Stockholders Agreement constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.
     (c) Buyer’s financial resources are sufficient to purchase the Shares pursuant to the terms and conditions set forth in this Agreement.
     Section 5.3.     Noncontravention; Consents. Neither the execution and the delivery of this Agreement and the Stockholders Agreement, nor the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, will (a) violate any material Legal Requirement to which Buyer is subject or any provision of the certificate of incorporation or bylaws (or comparable constituent documents) of Buyer or (b) result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any contract, agreement, lease, license, or other arrangement to which Buyer is a party or by which it is bound or to which its assets are subject. Except for the filing required under the HSR Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in order for Buyer and Seller to consummate the transactions contemplated by this Agreement.
     Section 5.4.     Investment Intent. Buyer is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act.
     Section 5.5.     Disclosure of Information. Buyer has been furnished all information it considers necessary or appropriate for deciding whether to purchase the Shares. Buyer has had an opportunity to ask questions and receive answers from Seller regarding the business, properties, financial condition and prospects of the Company and its Subsidiaries, and all such questions have been answered to the full satisfaction of Buyer.
     Section 5.6.     Accredited Investor. Buyer is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act.
     Section 5.7.     Restricted Securities. Buyer understands that the Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as the Shares are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.
     Section 5.8.     Certain Proceedings. There is no Proceeding against or involving Buyer or any Affiliate of Buyer that has been commenced or, to Buyer’s knowledge, threatened against or involving Buyer or any Affiliate of Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.
     Section 5.9.     Brokers’ Fees. Other than Bear, Stearns & Co. Inc., Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Buyer will be responsible for all fees and commissions payable to any such broker, finder, or agent retained by Buyer or any of its Affiliates with respect to the transactions contemplated by this Agreement.
     Section 5.10.     Delivery of Share Consideration. The Share Consideration being issued and delivered hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable. The transfer and delivery of such Share Consideration by Buyer to Seller against the transfer of the Shares as contemplated by this Agreement will transfer good and valid title to the shares of capital stock comprising such Share Consideration, free and clear of all Encumbrances, except Encumbrances under the Securities Act or Encumbrances arising as a result of any action taken by Seller or Liberty or any of their Affiliates.
     Section 5.11.     SEC Filings; Financial Information.
     (a) Buyer is a publicly traded company that is listed on The NASDAQ Stock Market LLC under the ticker symbol “LNET” and files reports, registration and proxy statements and other information with the SEC on its EDGAR System, all of which are available to Seller over the internet at the SEC’s web site at http://www.sec.gov.
     (b) Buyer has delivered or made available to Seller (i) Buyer’s Form 10-Q for the quarter ended June 30, 2006, (ii) all Form 8-Ks filed subsequent to June 30, 2006, (iii) Form 10-K for the year ended December 31, 2005, (iv) any Proxy Statements for Annual Meetings of Stockholders held in 2005 and 2006 and (v) any Registration Statements filed by Buyer including the prospecti contained therein and all amendments and prospectus supplements thereto, specified on Schedule 5.11 (collectively, the “Current Filings”) in which information, risks and facts about Buyer are set forth.
     (c) The Current Filings, as of the date of the filing thereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and taking into account any subsequent filings made to amend, supplement or that had the effect of superceding any information included in a prior Current Filing.
     (d) The financial information for Buyer and its subsidiaries contained in the Current Filings fairly present in all material respects, as of the dates thereof and for the periods then ended, the financial position and results of operations of Buyer and its consolidated subsidiaries in conformity with GAAP (except as indicated in the notes thereto), subject to normal year-end adjustments (that are not material, either individually or in the aggregate) with respect to unaudited financial statements.
ARTICLE VI
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the Agreement Date and the Closing Date (inclusive):
     Section 6.1.     Commercially Reasonable Efforts. Except where a different standard of conduct is specifically contemplated by this Agreement (in which event such standard will apply), each of the Parties will use its commercially reasonable efforts in good faith to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (including using commercially reasonable efforts to cause the conditions to Closing set forth in Article VIII for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such documents and instruments and take or cause to be taken such other and further action as any other Party may reasonably request).
     Section 6.2.     Notices and Consents. Seller and Liberty will or will cause the Company or a Subsidiary, as applicable, to give any notices to third parties, and Seller and Liberty will or will cause the Company or a Subsidiary, as applicable, to use its commercially reasonable efforts to obtain any third-party consents, necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Buyer will give any notices to third parties and will use its commercially reasonable efforts to obtain any third-party consents necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of the respective Parties will give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authority required to be given or obtained by such respective Parties in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable.
     Section 6.3.     Operation of Business. Except as contemplated by this Agreement, Seller will cause the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business, including in compliance in all material respects with applicable Legal Requirements and all Contracts. Without limiting the generality of the foregoing, except as set forth on Schedule 6.3 or as otherwise contemplated by the terms of this Agreement and except as may be required by applicable Legal Requirements or any binding contract in effect on the Agreement Date, without the consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), Seller will not, and will not cause or permit the Company or any Subsidiary to, take any of the following actions:
     (a) (i) change the authorized or issued capital stock of the Company or any Subsidiary; (ii) grant any stock option or right to purchase or receive shares of capital stock of the Company or any Subsidiary; (iii) issue any security convertible into the capital stock of the Company or any Subsidiary; (iv) grant any registration rights with respect to the capital stock of the Company or any Subsidiary; or (v) purchase, redeem, retire, or otherwise acquire any shares of its capital stock;
     (b) sell, lease, transfer, or assign any material assets of the Company or any Subsidiary other than in the Ordinary Course of Business;
     (c) enter into any agreement, contract, lease, or license by the Company or such Subsidiary that is outside the Ordinary Course of Business;
     (d) accelerate, terminate, modify, or cancel any agreement, contract, lease, or license to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound outside the Ordinary Course of Business;
     (e) enter into any agreement, contract, lease or license with terms that are materially different than those agreed to in the Ordinary Course of Business;
     (f) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness (other than any Indebtedness that will be repaid at Closing);

     (g) make a material change in the accounting methods used by the Company or any Subsidiary;
     (h) cancel, compromise, waive, settle or release any right or claim outside the Ordinary Course of Business;
     (i) grant any license or sublicense of any rights under or with respect to the Intellectual Property of the Company or any Subsidiary, or permit the lapse or termination of any such license or sublicense, other than in the Ordinary Course of Business;
     (j) authorize or make any material change in the certificate of incorporation or bylaws (or comparable constituent documents) of the Company or any Subsidiary;
     (k) declare, set aside, or pay any dividend or make any distribution with respect to the capital stock of the Company;
     (l) make any loan to, or enter into any other transaction with, any of its directors, officers, or employees, or members of the Liberty Group other than in the Ordinary Course of Business;
     (m) enter into any employment contract, independent contractor agreement or arrangement, or collective bargaining agreement or modify the terms of any existing such contract or agreement other than in the Ordinary Course of Business;
     (n) adopt, amend, modify, (including, without limitation, the modification of vesting provisions), or terminate any bonus, profit-sharing, incentive, retention, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees, independent contractors or consultants (or take any such action with respect to any other Benefit Plan), except that this shall not prevent (i) Liberty from taking action to vest any accounts in the Liberty Media 401(k) Savings Plan in its sole discretion or any amendment or modification to increase or revise any benefits to the extent such increase or revision is solely the obligation of a member of the Liberty Group; or (ii) ONCO or its Subsidiaries from modifying the annual officer and employee incentive plans (including bonus criteria) in the Ordinary Course of Business; or
     (o) make or grant any increase in, or accelerate the vesting of any bonus, wage or salary paid or payable to any officer, employee or group of employees (other than general employee wage increases in the Ordinary Course of Business).
     In addition to the foregoing, beginning January 2007, the Seller shall cause the Company or its Subsidiaries to make capital expenditures for new and conversion rooms and capital maintenance expenditures consistent with its plan, but (x) not less than $2,500,000 in any given month and (y) not less than $8,000,000 in any given calendar quarter. In addition, beginning January 2007, if Seller has not entered into a new license agreement as of January 1, 2007 with Acacia Media Technologies Corporation (“Acacia”), the Company and its Subsidiaries shall continue to pay Acacia at the current license rate or, in the alternative, accrue a monthly amount based on the current license rate.

     Section 6.4.     Access and Investigation. Subject to the provisions of the Confidentiality Agreement dated as of November 9, 2005 (the “Existing NDA”) and to applicable Legal Requirements, Seller will, and will cause the Company and its Subsidiaries to, after receiving reasonable advance notice from Buyer, give Buyer reasonable access (during normal business hours) to the books, records and appropriate personnel of the Company and its Subsidiaries for the purpose of enabling Buyer to further investigate and inspect, at Buyer’s sole expense, the business and operations of the Company and its Subsidiaries; provided, however, that such access may be limited to the extent that antitrust counsel reasonably determines that such limitation is required under any applicable Antitrust Law after discussing such determination with Buyer’s antitrust counsel. In conducting its investigation of the business and operations of the Company and its Subsidiaries, Buyer will not interfere in any manner with the normal business or operations of the Company or its Subsidiaries, with the performance of the employees of the Company or its Subsidiaries or with the customer, vendor or other business relationships of the Company or its Subsidiaries.
     Section 6.5.     Notification. Each Party will give prompt written notice to the other Party of any fact or condition known to such first Party that causes or constitutes a breach of any of the representations, warranties, covenants or commitments made by such first Party in this Agreement. Should any such fact or condition require any change in the Schedules to this Agreement (including the Disclosure Schedule) if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer or Seller, as applicable, (the “Notifying Party”) will promptly deliver to the other Party (the “Receiving Party”) a supplement to the Schedules specifying such change. Any such notification shall set out particulars of each untrue, incomplete, incorrect or misleading representation or warranty and the basis for any alleged breach of covenant, agreement or obligation, and details of any actions being taken by the Notifying Party to rectify the same. The giving or acceptance of any such notification shall not constitute a waiver of such breach and shall not prejudice the rights of the Receiving Party under this Agreement.
     Section 6.6.     Subsequent Financial Statements. Seller shall cause the Company and its Subsidiaries to prepare and deliver to Buyer monthly management reports and financial statements regarding ONCO and its Subsidiaries and THN for each month after the date of the Interim Financial Statements and the THN Interim Financial Statements no later than twenty (20) days after the end of each month until the Closing or until the earlier termination of this Agreement as provided herein. Such monthly reports and financial statements shall be consistent with past practice and such financial statements shall foot to net income. Seller shall cause the Company and its Subsidiaries to prepare and deliver to Buyer unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries and THN for each quarter after the date of the Interim Financial Statements and the THN Interim Financial Statements no later than forty (40) days after the end of each quarter until the Closing or until the earlier termination of this Agreement as provided herein. Such quarterly statements shall not include notes and shall be subject to normal year-end adjustments (which shall not be material, individually or in the aggregate), and shall be prepared in accordance with GAAP.
     Section 6.7.     Subsequent Filings. Buyer shall make available to Seller any subsequent Current Filings as and when filed up to the Closing Date.

     Section 6.8.     Non-Solicitation. Seller shall, and Seller shall cause its respective agents, representatives and Affiliates (and any agents and representatives of such Affiliates) not to, during the period commencing on the Agreement Date and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly; (a) solicit, encourage or initiate the submission of proposals or offers from any Person or entity for, or enter into any agreement for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person, other than Buyer and its representatives, relating to (i) any acquisition or purchase of the capital stock or other equity interests of or in the Company or its Subsidiaries or (ii) any acquisition or purchase of any assets or the business of the Company or any of its Subsidiaries, or (iii) any merger, consolidation or business combination involving the Company or any of its Subsidiaries. Seller agrees to promptly notify Buyer in writing of any offers or proposals received from any Person (other than Buyer) after the date hereof regarding any of the matters described in clauses (i), (ii) or (iii) above, which notice will include the identity of such Person (including the ultimate beneficial owner(s) thereof, if known) and the terms of such offer or proposal in reasonable detail. Because of the difficulty of measuring the economic loss that may be incurred as a result of the breach of the covenant above, and because of the immediate and irreparable damage that would be caused for which the injured party would have no other adequate remedy, Seller agrees that the Buyer may enforce the provisions of this Section by specific performance, obtaining temporary or permanent restraining orders or injunctions, or other equitable means, in addition to any other rights available at law.
     Section 6.9.     Assistance with Financing. Prior to the Closing, Seller shall (and shall cause the Company and its and their respective officers, managers, employees, auditors and agents to) cooperate with Buyer and take such actions as Buyer may reasonably request in connection with obtaining the financing necessary for Buyer to consummate the transactions contemplated by the Bank Commitment Letter (the “Bank Financing”). In connection with the Bank Financing, Buyer (or an affiliate of Buyer) may seek to prepare an information memorandum (the “Information Memorandum”), which Information Memorandum may include the consolidated financial statements of Seller or ONCO and other customary financial information (the “Financial Information”). Accordingly, Seller shall (and shall cause the Company and its and their respective officers, managers, employees, auditors and agents to) furnish to Buyer any Financial Information or information or documents necessary for the completion of the Information Memorandum (including any customary representation letters) and the Bank Financing, to the extent reasonably necessary. In addition, Seller shall (and shall cause the Company to) make available its Chief Executive Officer, Chief Financial Officer and General Counsel in connection with the preparation of the Information Memorandum and the Financial Information and make available the Chief Executive Officer, Chief Financial Officer and General Counsel in connection with the raising of financing for Buyer, in each case, to the extent reasonably requested by Buyer, including (i) making the Chief Executive Officer, the Chief Financial Officer and the General Counsel of each of Seller and the Company available to participate in diligence sessions and (ii) furnishing to Buyer and its financing sources such other financial and pertinent information regarding the Company and access to the data room (subject to agreement by such entities to be bound by customary non-disclosure agreements).
     Section 6.10.     Assistance with Acquisition of Minority Ownership of THN. Prior to the Closing, if so requested by Buyer, Seller and Liberty shall (and shall cause the Company and its and their respective officers, managers, employees and agents to) cooperate with Buyer and take such actions as Buyer may reasonably request in connection with the acquisition of the minority stockholder’s shares of THN in conjunction with the transactions contemplated hereby, including but not limited to, amending this Agreement and the exercise of any drag-along rights; provided, however, that such cooperation does not require Liberty, Seller, the Company or their respective officers, managers, employees and agents (a) to incur material expense for which Buyer does not agree to pay or reimburse Liberty, Seller, the Company or their respective officers, mangers, employees and agents, (b) to assume any liability, or (c) to undertake any action that in the reasonable judgment of Seller and Liberty would cause Liberty, Seller, the Company or their respective officers, managers, employees and agents to incur any financial risk.
ARTICLE VII
OTHER MATTERS
     Section 7.1.     Understanding Regarding Disclaimer of Warranties of Buyer. Seller understands and agrees that neither Buyer nor any of its Affiliates (or any officers or representatives of any of them) has made any representation or warranty, whether express or implied, of any kind or character, except as expressly set forth herein, including any representation or warranty as to the accuracy or completeness of any projections, estimates or budgets of future performance of Buyer or any of its Subsidiaries (including the underlying assumptions, or any other information or documents), delivered to or made available to Seller, and Seller hereby waives and relinquishes any right, claim, action or remedy based on any of such projections or assumptions, other than claims arising from fraud or intentional misrepresentations made by Buyer or any of its Subsidiaries. Seller acknowledges that it has conducted due diligence regarding the Buyer and its subsidiaries and their businesses and as a result of such due diligence, it is familiar with the businesses of the Buyer and its subsidiaries. Seller has no knowledge that any of Buyer’s representations and warranties contained in this Agreement is untrue or incomplete or of any fact or circumstance that could reasonably be expected to render any of Buyer’s representations and warranties contained in this Agreement untrue or incomplete.
     Section 7.2.     Understanding Regarding Disclaimer of Warranties of Seller. Buyer understands and agrees that neither Seller nor any of its Affiliates (or any officers or representatives of any of them) has made, or shall be deemed to have made, any representation or warranty, whether express or implied, of any kind or character, except as expressly set forth herein or in the Disclosure Schedule, including any representation or warranty as to the accuracy or completeness of any projections, estimates or budgets of future performance of the Company or any of its Subsidiaries (including the underlying assumptions, or any other information or documents) delivered to or made available to Buyer, and Buyer hereby waives and relinquishes any right, claim, action or remedy based on any of such projections or assumptions, other than claims arising from fraud or intentional misrepresentations made by Seller, Liberty, the Company or any of its Subsidiaries. Buyer acknowledges that it has conducted due diligence regarding the Company and its Subsidiaries and their businesses and as a result of such due diligence, it is familiar with the businesses of the Company and its Subsidiaries. Buyer has no knowledge that any of Seller’s or Liberty’s representations and warranties contained in this Agreement is untrue or incomplete or of any fact or circumstance that could reasonably be expected to render any of Seller’s representations and warranties contained in this Agreement untrue or incomplete.

     Section 7.3.     HSR Act Filings. Each of Seller and Buyer will cause to be made an appropriate filing of all pre-merger notification and report forms pursuant to the HSR Act no later than eighteen Business Days after the Agreement Date. Each such filing will request early termination of the waiting period imposed by the HSR Act. Prior to making any filing pursuant to the HSR Act, each Party will provide the other Party with all drafts of the transaction specific information contained therein and afford the other Party a reasonable opportunity to comment on such drafts. Seller and Buyer will use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters; provided, however, that nothing contained in this Agreement will be deemed to preclude either Seller or Buyer from negotiating reasonably and in good faith with any Governmental Authority regarding the scope and content of any such requested information or documentation, provided that such negotiations are conducted promptly and diligently. Seller and Buyer will use their respective commercially reasonable efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party will keep the other Party promptly apprised of any communications with, and inquiries or requests for information from, any such Governmental Authority, including promptly providing to the other Party copies of any such written communications, and will take reasonable steps to consult with the other Party in advance of any meeting or conference with any such Governmental Authority (and to the extent permitted by the applicable Governmental Authority, give the other Party the opportunity to attend and participate in any such meeting or conference). Notwithstanding anything to the contrary in this Section 7.3 or elsewhere in this Agreement, no Party is or will be required to agree to divest or license any material assets or agree to any material limitations or restrictions on the conduct of its business as a condition of resolving any such objections. Special Actions. Each of the Parties will use its commercially reasonable efforts to resolve any objections that may be asserted by any Person with respect to the transactions contemplated by this Agreement under any Antitrust Law, provided that no party will be required to agree to divest or license any material assets or agree to any material limitations or restrictions on the conduct of its business as a condition of resolving any such objections. In connection with the foregoing, if any Proceeding is instituted or threatened to be instituted challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Parties will cooperate in good faith in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including vigorously defending on the merits any claim asserted in any forum by any Person through a final and nonappealable judgment, provided that no party will be required to agree to divest or license any material assets or agree to any material limitations or restrictions on the conduct of its business as a condition of resolving any such objections.
     Section 7.5.     Confidentiality. Subject to the obligations of Buyer to provide disclosure to comply with federal securities laws, Buyer on the one hand, and the Company, Seller and Liberty, on the other hand, (the Party receiving confidential information and its Authorized

Representatives, the “Receiving Party”) will maintain in strict confidence, and will cause its directors, officers, employees, subsidiaries, agents, and advisors (collectively, “Authorized Representatives”) to maintain in strict confidence, any confidential information disclosed by any other Party or its Authorized Representatives (the Party disclosing confidential information, the “Disclosing Party”) pursuant to the Existing NDA or this Agreement unless (a) such information was already known to the Receiving Party prior to its disclosure or becomes generally available to the public other than, in either case, as a result of a disclosure in violation of the Existing NDA or this provision or a disclosure by a Person with a confidentiality obligation or fiduciary duty or obligation to the Disclosing Party that the Receiving Party knows is in violation of such duty or obligation, (b) the use of such confidential information is necessary to make a required filing or obtain any consent or approval required for the consummation of the transactions contemplated by this Agreement, (c) such information is disclosed to the Receiving Party’s financial and legal advisors, lenders and investors, solely for the purpose of assisting in the consummation of the transactions contemplated by this Agreement or any future financing and such Persons are advised prior to such disclosure of the confidential nature of the information disclosed, or (d) the furnishing or use of such information is required by or necessary in connection with any Proceeding, applicable requirements of any stock exchange, or applicable Legal Requirement; provided, however that if the terms of this Agreement and the transactions contemplated by this Agreement or any confidential information furnished by Seller or the Company or any of its Subsidiaries must, in the reasonable judgment of Buyer’s counsel, be disclosed pursuant to clause (b) or (d) above, then (i) the Party proposing to disclose or cause the disclosure of such information will notify the Disclosing Party within a reasonable period of time prior to such disclosure being made, (ii) the Party proposing to disclose such information will take all actions necessary or reasonably requested by the Disclosing Party to ensure that such information is maintained confidential to the maximum extent possible, (iii) the Disclosing Party will be given a reasonable opportunity to participate in any process or Proceeding for the purpose of ensuring that such information is maintained confidential to the maximum extent possible, and (iv) the Party proposing to disclose such information will reasonably cooperate with the Disclosing Party in any such process or Proceeding, and otherwise take such actions as reasonably are requested to the end that such information is maintained confidential to the maximum extent possible. The provisions of this Section 7.5 are intended to supplement and not to supersede or replace the provisions of the Existing NDA. All provisions of the Existing NDA remain in full force and effect except as modified above. In addition, following Closing, Seller and Liberty agree to maintain in strict confidence, and will cause their Authorized Representatives to maintain in strict confidence, any confidential information of the Company and its Subsidiaries and agree not to solicit employees of the Company and its Subsidiaries for one year following the Closing Date.
     Section 7.6.     Employee Matters.
          (a) Except as set forth on Schedule 7.6, all Benefit Plans are maintained by Liberty (the “Liberty Benefit Plans”), and, subject to the requirements of ERISA or any other applicable Legal Requirements, from and after the Closing Date, employees of the Company or any of its Subsidiaries will no longer be entitled to participate in any of the Liberty Benefit Plans and neither Buyer nor the Company or any of its Subsidiaries will be required to maintain or will assume any Liabilities under any of the Liberty Benefit Plans from and after the Closing Date. From the Closing Date at least through the first anniversary of the Closing Date, Buyer will provide employee Benefit Plans with aggregate employee benefits and cash compensation to employees of the Company and its Subsidiaries that are no less favorable in the aggregate than the benefits and cash compensation provided to them under such plans immediately prior to the Closing; provided, however, that in the alternative Buyer at its option may provide employee benefits to employees of the Company and its Subsidiaries that, in the aggregate, are no less favorable than those applicable to similarly situated employees of Buyer.
           (b) Liberty and its Affiliates (other than the Company and Subsidiaries) will retain responsibility for offering and providing “continuation coverage” to any “qualified beneficiary” who is covered by a “group health plan” sponsored, maintained or contributed to by Liberty or its Affiliates (other than the Company and Subsidiaries) and who has experienced a “qualifying event” or is receiving such “continuation coverage” prior to or on the Closing Date, regardless of whether such “qualified beneficiary” is offered “group health plan” coverage by Buyer from and after the Closing Date. “Continuation coverage,” “qualified beneficiary,” “qualifying event” and “group health plan” will have the meanings given to such terms under Section 4980B of the Code and Section 601 et seq. of ERISA (“COBRA”). Liberty and its Affiliates (other than the Company and Subsidiaries) will defend, indemnify and hold harmless Buyer and the Company and its Subsidiaries after the Closing Date from and against any successor liability that any of them may incur under COBRA with respect to any “group health plan” sponsored, maintained or contributed to by Liberty or its Affiliates.
           (c) With respect to any employee benefits plans maintained or sponsored by Buyer (either directly or through the Company or any of its Subsidiaries) on the Closing Date, each employee of the Company and its Subsidiaries will be entitled to participate in such plans to the same extent as similarly situated employees of Buyer and will receive credit for such employee’s past service with the Company or any of its Subsidiaries as of the Closing Date for purposes of eligibility to participate and vesting under such plans to the same extent that such service was credited under the Benefit Plans on the Closing Date.
           (d) Employees of the Company and any of its Subsidiaries shall be eligible to receive benefits maintained for similarly situated employees of Buyer, consistent with Buyer’s applicable human resources policies, and shall become eligible for health and welfare plan benefits upon the later of (i) the Closing Date, or (ii) the loss of eligibility for benefits under Seller’s or Liberty’s health and welfare plans. Buyer agrees to cause each of the welfare plans of Buyer to (i) waive any preexisting conditions, waiting periods actively at work requirements under such plans (except to the extent that such conditions, waiting periods and requirements exist and apply to an employee under the Benefit Plans), and (ii) cause such plans to honor any expenses incurred by employees of the Company and Subsidiaries prior to the Closing Date for purposes of satisfying applicable deductibles, co-pays and maximum out-of-pocket amounts. Buyer shall accept or cause to be accepted transfers from the Liberty medical reimbursement plan and dependent care assistance plan (“Cafeteria Plan”) of each employee’s unused account balance as of the closing Date and credit such employee with such amounts under a Cafeteria Plan of Buyer, but only if Liberty transfers to Buyer the amount so credited under the Benefit Plans.
          (e) The Company will maintain the 2001 Severance Pay Plan and 2002 Executive Severance Pay Plan through Closing; thereafter Buyer will maintain the 2001

Severance Pay Plan and 2002 Executive Severance Pay Plan covering any employees of the Company or any of its Subsidiaries entitled to benefits thereunder as in effect on the Agreement Date for a period of two years from the Closing Date, without adverse amendment, for the benefit of employees of the Company and its Subsidiaries.
          (f) Buyer will cause to be made available from and after the Closing Date to employees of the Company and its Subsidiaries who were eligible to participate in the Liberty Media 401(k) Savings Plan (the “Liberty 401(k) Plan”) a 401(k) plan sponsored by Buyer (either directly or through the Company or any of its Subsidiaries) (the “Buyer 401(k) Plan”). The Buyer 401(k) Plan will accept direct and indirect rollovers of such employees’ account balances in the Liberty 401(k) Plan, including direct rollovers of any outstanding employee loans under the Liberty 401(k) Plan in kind.
          (g) On Command Corporation previously sponsored or maintained two 401(k) plans, one through Fidelity and the other through Nationwide (collectively, the “Terminated ONCO 401(k) Plans”). All account balances in the Terminated ONCO 401(k) Plans have been distributed and only final reporting matters (IRS Form 5500 and IRS Forms 1099R) remain to be completed after the Closing Date. Liberty will defend, indemnify and hold harmless Buyer and the Company and its Subsidiaries after the Closing Date with respect to any claims that may be made or disputes that may arise relating to the Terminated ONCO 401(k) Plans.
          (h) In connection with the transactions contemplated by this Agreement, certain employees of the Company and its Subsidiaries may be entitled to receive payments under the On Command Corporation Retention Bonus Plan (the “Retention Plan”). All payments required to be made under the Retention Plan shall be solely Liabilities of Liberty. Liberty will defend, indemnify and hold harmless Buyer and the Company and its Subsidiaries after the Closing Date with respect to any payments required to be made under the Retention Plan and with respect to any loss, cost, expense, liability, claim or cause of action (including attorneys fees and costs of preparation suffered or incurred by the Company or any Subsidiary) that may be made or disputes that may arise relating to the Retention Plan. Seller agrees to use commercially reasonable efforts to retain the employees of the Company and its Subsidiaries covered by the Retention Plan through thirty (30) days after the Closing, including by way of adopting an amendment or supplement to the Retention Plan, but Buyer acknowledges that there is no guarantee that any employee of the Company or its Subsidiaries will agree to continue employment with the Company or any Subsidiary. Payments under any such amendment, supplement or plan shall be solely Liabilities of Liberty.
          (i) All options granted to employees under the Amended and Restated On Command Corporation 1996 Key Employee Stock Plan (the “ONCO Stock Plan”) have been converted into options to acquire shares of Liberty Series A Common Stock. Prior to the Closing, Seller will cause the ONCO Stock Plan to be terminated. Liberty will defend, indemnify and hold harmless Buyer and the Company and its Subsidiaries after the Closing Date with respect to any claims that may be made or disputes that may arise relating to the ONCO Stock Plan.
          (j) Buyer will not terminate the employment of any employees of the Company or any of its Subsidiaries if or to the extent that any such terminations of employment would require Seller or any of its Affiliates to take any actions in order to comply with the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (the “WARN Act”). Buyer will defend, indemnify and hold harmless Seller and its Affiliates from and against loss, cost, expense, liability, claim or cause of action (including attorneys fees and costs of preparation suffered or incurred by the Company or any Subsidiary) that may arise from noncompliance with the WARN Act as it may relate to the transactions contemplated by this Agreement.
          (k) Nothing expressed or implied in this Section 7.6 is intended to confer upon any employee of the Company or any of its Subsidiaries any rights or remedies of any nature or kind whatsoever under or by reason of any of the provisions of this Section 7.6, including any rights of employment or continued employment.
     Section 7.7.     Further Cooperation. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. Liberty and Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company and its Subsidiaries and Liberty and Seller shall deliver custody or constructive possession of such items at the Closing; provided that Seller will be entitled to retain copies of any such items (provided such items are maintained in strict confidence to the same extent that Seller and Liberty protects their own such books, record, data and confidential or proprietary information in the ordinary course of their respective business) and will be entitled to subsequently obtain from Buyer copies of such financial and other information related to the Company and its Subsidiaries for periods prior to the Closing Date as Seller may reasonably request in connection with any Proceeding, including any audit with respect to Taxes, subject to agreeing to reasonable confidentiality and non-disclosure protections with respect to any such information subsequently provided. Seller shall provide to Buyer audited consolidated financial statements of the Company and its Subsidiaries for fiscal years ended December 31, 2005 and 2004. Liberty and Seller shall cooperate with Buyer and each shall use their commercially reasonable efforts to cause their independent registered public accounting firm to deliver all necessary consents for inclusion of such firm’s audit report on the Company’s historical consolidated financial statements to be included to the extent required in Buyer’s SEC filings from time to time.
     Section 7.8.     Non-Disparagement. Neither Party will disparage or in any way portray in a negative light the other Party or its Affiliates or any of such Person’s products, services or businesses, either directly or indirectly, in the form of oral statements, written statements, electronic communications or otherwise. Neither Party will take any action to intentionally and improperly interfere with the existing contractual or economic relationships of the other Party or its Affiliates by encouraging or inducing any Person not to perform their existing contracts with or otherwise conduct business with the other Party or its Affiliates, provided, however, that nothing herein shall be deemed to prohibit or change normal and customary sales and marketing activities.

     Section 7.9.     Company Audited Financial Statements. Seller shall deliver to Buyer as soon as practicable after December 31, 2006, but in no event later than April 16, 2007 if Closing has not occurred by such date, audited consolidated financial statements of the Company and its Subsidiaries, including an unqualified audit report and balance sheet as of December 31, 2006 and the statement of operations, changes in stockholders’ equity, and cash flows for the year then ended (collectively, the “Company Audited Financial Statements”) if such Company Audited Financial Statements were not required to be provided pursuant to Section 8.1(k). Seller shall take all steps to have the Company’s December 31, 2006 financial statements audited as soon as practicable. If Closing occurs prior to such time as the Company’s audited December 31, 2006 financial statements are needed under Section 8.1(k) and such audit is not completed, Seller and Buyer shall cooperate to complete such audit and allocates costs based on chargeable hours completed as of Closing. Seller shall cooperate with Buyer and shall use its commercially reasonable efforts to cause the Company’s independent accounting firm to deliver all necessary consents for inclusion of such firm’s audit report on the Company Audited Financial Statements and the financial statements required by Section 8.1(k) to be included, to the extent required, in Buyer’s SEC filings (including registration statements) from time to time. Seller shall also provide unaudited interim consolidated financial statements for periods prior to the Closing for the Company and its Subsidiaries necessary to allow Buyer to timely complete and file required reports and filings necessary to comply with SEC reporting obligations or necessary for the filing of registration statements that are required by Rule 3-05 of Regulation S-X (including the corresponding period for the prior year) if such interim financial statements were not required to be provided pursuant to Section 8.1(k).
ARTICLE VIII
CONDITIONS TO CLOSING
     Section 8.1.     Conditions to Obligation of Buyer. The obligation of Buyer to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     (a) the representations and warranties set forth in Articles III and IV and in Section 9.2 shall be true and correct in all material respects as of the Closing Date (except that those that relate to an earlier specified date shall be true and correct as of such date), provided that notwithstanding the foregoing any representation and warranty set forth in Articles III and IV and in Section 9.2 containing a materiality qualifier (including terms such as “material” and “Material Adverse Effect”) shall be true and correct in accordance with their express terms;
     (b) the Company, Seller and Liberty shall have performed and complied with all of their respective covenants and obligations under this Agreement to be performed at or prior to the Closing in all material respects as of the Closing, provided that notwithstanding the foregoing any covenants and obligations of the Company, Seller or Liberty under this Agreement containing a materiality qualifier (including terms such as “material” and “Material Adverse Effect”) shall have been complied within accordance with their express terms, provided, that any breach of covenant in Section 6.9 or failure to deliver audited financial statements for the year ended December 31, 2006 under Section 7.9, to the extent it adversely affects Buyer’s ability to finance this transaction on terms set forth in the Bank Commitment Letter, shall be material;

     (c) Liberty or Seller, as applicable, (or the Company or any of its Subsidiaries) shall have given notice to the third parties and procured all of the material third-party consents (which are designated by an asterisk (*) to indicate that such consents are material and are a condition to Closing) set forth on Schedule 3.7;
     (d) the waiting period under the HSR Act shall have expired or been terminated and any applicable foreign antitrust approvals required by applicable Antitrust Law shall have been obtained without any Governmental Authority taking any action to prevent the consummation of the transactions contemplated by this Agreement;
     (e) no Proceeding shall be pending before any Governmental Authority and the Canadian Commissioner of Competition shall not have threatened to make an application to commence a Proceeding before the Canadian Competition Tribunal, and no statute, judgment, order, decree, ruling, injunction, or charge shall be in effect, which reasonably could (i) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
     (f) no Indebtedness of any member of the Company Group (other than Equity Affiliates) to third parties (other than capital lease obligations with respect to which the remaining principal payment obligations do not exceed $2,000,000 in the aggregate), or Indebtedness under any convertible notes or intercompany accounts or amounts due or owed by any member of the Company Group to Liberty or any Affiliate of Liberty that is not a member of the Company Group (“Liberty Intercompany Debt”) shall remain outstanding and the extinguishment, conversion or payment of the Liberty Intercompany Debt or any such other Indebtedness shall not result in any Liability or obligations, including Tax, to Buyer, the Company or any Subsidiary;
     (g) each item required to be delivered by Seller pursuant to Section 2.5(a) shall have been delivered by Seller;
     (h) the officers and directors of each of the Company and its Subsidiaries, except Jay Regan, shall have tendered their resignation as an officer or director, as applicable, of each such entity, provided that such persons shall not be required to tender their resignation as an employee;
     (i) any shareholder holding any shares (including director-qualifying shares) of any Subsidiary shall deliver such shares to Buyer or Buyer’s designee (other than the sole minority shareholder of THN or the minority shareholders of Digital Media Network, Inc. d/b/a Instant Media Network);
     (j) None of Liberty, Seller, the Company or its Subsidiaries shall have received notice of termination by any third party of (i) any agreement, contract or groups of related agreements or contracts representing in excess of 25,000 rooms serviced by the Company or its Subsidiaries, other than due to normal expiration of any such agreements or contracts or due to breach by the third party to any such agreements or contracts, or (ii) any Contract listed on Schedule 8.1(j) provided that, in the case of clause (ii) above, if such agreement has been replaced by the Company with an agreement providing comparable services with the same or another provider or licensor, or the Company or its Subsidiaries are negotiating an extension of such terminated agreement and such extension is reasonably likely to be obtained the condition to closing shall be deemed met;
     (k) Buyer shall have received audited (including an audit report with no qualifications) and unaudited consolidated financial statements of the Company and its Subsidiaries necessary for Buyer to comply with any applicable requirements for filings under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission, promulgated thereunder, which shall be certified by the Chief Financial Officer of the Company as fairly presenting in all material respects the matters presented therein and otherwise as materially consistent with the Financial Statements previously provided to Buyer and which shall disclose that the Company has no assets or Liabilities other than its interest in ONCO;
     (l) The Company and its Subsidiaries shall be qualified to do business as foreign corporation in all states in which each of them conducts business; and
     (m) since the date of this Agreement there shall not have occurred a Material Adverse Effect nor shall there exist any facts or circumstances that could reasonably be expected to cause a Material Adverse Effect.
     Section 8.2.     Conditions to Obligation of Seller. The obligation of Seller to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     (a) the representations and warranties set forth in Article V shall be true and correct in all material respects as of the Closing Date (except that those that relate to an earlier specified date shall be true and correct as of such date), provided that notwithstanding the foregoing any representation and warranty set forth in Article V containing a materiality qualifier (including terms such as “material”) shall be true and correct in accordance with their express terms;
     (b) Buyer shall have performed and complied with all of its covenants and obligations under this Agreement to be performed at or prior to the Closing in all material respects as of the Closing, provided that notwithstanding the foregoing any covenants and obligations of Buyer under this Agreement containing a materiality qualifier (including terms such as “material”) shall have complied with in accordance with their express terms;
     (c) the waiting period under the HSR Act shall have expired or been terminated and any applicable foreign antitrust approvals shall have been obtained without any Governmental Authority taking any action to prevent the consummation of the transactions contemplated by this Agreement;
     (d) no Proceeding shall be pending before any Governmental Authority, and no statute, judgment, order, decree, ruling, injunction, or charge shall be in effect, which reasonably could (i) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and
     (e) each item required to be delivered by Buyer pursuant to Section 2.5(b) shall have been delivered by Buyer or shall be delivered at Closing.
ARTICLE IX
TAX MATTERS
     Section 9.1.     Tax Definitions. The following terms, as used in this Article IX and to the extent used elsewhere in this Agreement, have the following meanings:
     “Combined Tax” means any Income Tax or franchise Tax payable to any state, local or foreign Taxing Authority with respect to any Tax Return that includes any of the Company or any of its Subsidiaries and is filed on, or will be filed on, an affiliated, consolidated, combined or unitary basis.
     “Federal Tax” means any Income Tax with respect to any Tax Return that includes any of the Company or any of its Subsidiaries with respect to United States federal income tax.
     “Final Determination” means (i) any final determination of Liability in respect of a Tax that, under applicable Legal Requirements, is not subject to further appeal, review or modification through any Proceeding or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, Seller, or any of their respective Affiliates, whichever is responsible for payment of such Tax under applicable Legal Requirements, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible Party determines that no action should be taken to recoup such payment and the other Party agrees.
     “Income Tax” means any Tax imposed on or measured by income or profits.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period ending on and including the Closing Date. With respect to any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date will (i) in the case of any Tax other than sales or use Tax and Income Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Tax and any sales or use Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) will be made in a manner consistent with prior practice of Seller and its Affiliates with respect to the Company and its Subsidiaries.

     “Tax” means (i) any federal, state, provincial, local, or foreign income, duties, levies, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, paid-up capital, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Liability for any of the foregoing as transferee, (ii) in the case of the Company or any Subsidiary, Liability for the payment of any amount of the type described in clause (i) as a result of having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) Liability of any of the Company or any Subsidiary for the payment of any amount as a result of being a party to any Tax Sharing Agreement (other than this Agreement) on or before the Closing Date.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto.
     “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, each of which is listed on Schedule 9.4.
     “Taxing Authority” means any applicable Governmental Authority responsible for the imposition of any Tax.
Section 9.2.     Tax Representations. Except as set forth in the Disclosure Schedule,
     (a) All material Tax Returns required to be filed with any Taxing Authority with respect to the Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary have been, to the extent required to be filed on or before the Agreement Date, or will have been, to the extent required to be filed on or before the Closing Date (in each case taking into account any extension of time within which to file), as applicable, filed when due in accordance with all applicable Legal Requirements, and all such Tax Returns were correct and complete in all material respects. All material Taxes due and payable on or before the Agreement Date or the Closing Date, as applicable, by the Company or any Subsidiary with respect to the Pre-Closing Tax Period (whether or not shown on any filed Tax Return) have been, or will have been, as applicable, timely paid, or withheld and remitted, to the appropriate Taxing Authority. No written claim has been made by a Taxing Authority in a jurisdiction where either the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.
     (b) Neither Seller nor any Affiliate of Seller has received any written notice from any Taxing Authority assessing any additional Taxes against the Company or any Subsidiary for any period for which Tax Returns have been filed that has not been resolved. No dispute or claim concerning any Tax Liability of the Company or any Subsidiary has been claimed or raised by any Taxing Authority in writing that has not been resolved. No audits or administrative or judicial Tax proceedings are pending or being conducted by any Taxing Authority with respect to the Company or any Subsidiary or any consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member since December 31, 2001. Neither the Company, any Subsidiary, nor any consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member since December 31, 2001 has received from any taxing Authority (including jurisdictions where the Company or any Subsidiary or any consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member since December 31, 2001 has not filed a Tax Return) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or any Subsidiary or any consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member since December 31, 2001.
     (c) Schedule 9.2(c) sets forth the common parent company of each affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary has been a member for purposes of any Federal Tax Return or Combined Tax Return and the relevant time period during which such Person was a member of such group after tax year ended December 31, 2000.
     (d) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not expired.
     (e) Neither the Company nor any Subsidiary is a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) solely because of the transaction contemplated by this Agreement and there are no tax gross-ups associated with any such contract arrangement or plan.
     (f) The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal Tax within the meaning of Section 6662 of the Code. Any Taxes of the Company or any Subsidiary or any consolidated, combined or unitary group of which the Company or any Subsidiary is now or has ever been a member with respect to any Pre-Closing Tax Period that remain unpaid on the Closing Date will not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements (rather than in any notes thereto).
     (g) Neither the Company nor any Subsidiary has engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code except as described on Schedule 9.2(g).

     Section 9.3.     Tax Covenants.
     (a) All Tax Returns for Income Taxes required to be filed by Seller or any of its Affiliates on or after the Closing Date with respect to the Company and each Subsidiary with respect to any Pre-Closing Tax Period (i) will be filed when due in accordance with all applicable Legal Requirements and (ii) will be correct and complete in all material respects.
     (b) The Company and each Subsidiary will be included in the consolidated Federal Tax Return of which Liberty is the parent company through the close of business on the Closing Date and in any Combined Tax Return of which either Liberty or ONCO, as applicable and consistent with past practices, is the parent company through the close of business on the Closing Date.
     (c) Neither Buyer nor any of its Affiliates will make any actual or deemed election under Code Section 338(h)(10) (or any similar provisions of state law or the law of any other taxing jurisdiction) with respect to any of the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.
     (d) The Parties will cooperate in making any determination, including any Tax election, that is reasonably necessary in making the allocation of Taxes set forth in the definition of “Pre-Closing Tax Period” in Section 9.1, provided that any such determination or Tax election does not adversely affect the tax attributes of such Party or result in significant costs or expenses of such Party.
     Section 9.4.     Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (other than this Agreement) will be terminated with respect to the Company and each Subsidiary as of the Closing Date, and none of the Company or any of its Subsidiaries will be bound by or will have any further rights or liabilities thereunder after the Closing Date.
     Section 9.5.     Tax Refunds and Credits. Seller and its Affiliates (not including for this purpose any of the Company or any of its Subsidiaries) will be entitled to any refund or credit of any Income Tax of the Company or any Subsidiary to the extent related to a Pre-Closing Tax Period and to any refund or credit of any Tax described in clause (ii) or clause (iii) of the definition of Tax (in each case whether such refund or credit is received or receivable before, on or after the Closing Date). Buyer will pay to Seller the full amount of any refund or credit of any Tax to which Seller and its Affiliates are entitled pursuant to this Section 9.5 that is received by Buyer or any of its Affiliates or the benefit of which is made available to Buyer or any of its Affiliates within five business days after such refund or credit is received by, or the benefit of which is realized by, Buyer or any of its Affiliates. Any amounts not paid when due pursuant to this Section 9.5 will bear interest from the date such payment is due until the date paid at a rate equal to LIBOR plus three percent, with LIBOR determined in accordance with the last sentence of Section 10.3(e).
     Section 9.6.     Cooperation on Tax Matters.
     (a) Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Article IX and any Proceeding (including any Tax audit) with respect to Taxes.

Such cooperation will include (i) preparation by ONCO of all Tax Returns for Income Taxes with respect to any Pre-Closing Tax Period (subject to review and comment by Liberty) consistent with past practices (which preparation by ONCO will not be deemed to affect Seller’s responsibility for Income Taxes of the Company or any Subsidiary to the extent related to any Pre-Closing Tax Period as provided in this Article IX), (ii) causing any Tax Return that is prepared by or on behalf of the other Party pursuant to the terms of this Agreement to be signed on behalf of the Person filing such Tax Return by an authorized signatory at the time of filing or making available (upon the other Party’s request) records and information that are reasonably relevant to any such Proceeding with respect to Taxes (including any Tax audit). Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.
     (b) Upon the request of the other Party, Buyer and Seller will use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
     Section 9.7.     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement will be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
ARTICLE X
TERMINATION
     Section 10.1.     Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:
     (a) Buyer and Seller may terminate this Agreement by mutual written consent;
     (b) Buyer may terminate this Agreement by giving written notice to Seller (i) if Seller or Liberty has breached any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured by Seller or Liberty within 30 days after written notice of such breach is delivered by Buyer to Seller, or (ii) if any of the conditions in Section 8.1 has not been satisfied as of 5:00 p.m. Mountain Time on the Termination Date, or if satisfaction of such a condition is or becomes impossible (other than as a result of the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or

     (c) Seller may terminate this Agreement by giving written notice to Buyer (i) if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured by Buyer within 30 days after written notice of such breach is delivered by Seller to Buyer, or (ii) if any of the conditions in Section 8.2 has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than in whole or in part as a result of the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before such date.
     Section 10.2.     Termination Date. The Termination Date shall be July 11, 2007; as such date is extended as follows:
     (a) Seller may unilaterally extend the Termination Date by up to 90 days plus the number of days that Buyer’s response to any request for information from any Governmental Authority with respect to the transactions contemplated by this Agreement lags behind the date of Seller’s response to such Governmental Authority.
     (b) If Seller has not unilaterally extended the Termination Date as provided in Section 10.2(a), Buyer may unilaterally extend the Termination Date by up to 60 days plus the number of days that Seller’s response to any request for information with respect to the transactions contemplated by this Agreement from any Governmental Authority lags behind the date of Buyer’s response to such Governmental Authority.
     (c) Additional extensions of the Termination Date shall require the written consent of Seller and Buyer. Neither party will unreasonably withhold consent for up to two requests for a further extension for a period of no longer than 30 days after the end of the extension period under Section 10.2(a) or (b) so long as the party requesting the extension is continuing to pursue obtaining Governmental Authority approval with respect to the transactions contemplated by this Agreement diligently and in good faith.
     (d) Any extension of the Termination Date under Section 10.2(a) or (b) will be made by giving written notice to the other party at least five Business Days prior to the initial Termination Date, and a request by either party for an extension of the Termination Date under Section 10.2(c) will be made in writing to the other party at least five Business Days prior to the end of the extension period under Section 10.2(a) or (b), as applicable.
     Section 10.3.     Effect of Termination.
     (a) Buyer will promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Buyer’s investigation of the business, operations and financial and legal affairs of the Company and its Subsidiaries, including any copies made by Buyer or any of Buyer’s agents of any such documents or information.
     (b) Buyer’s and Seller’s right of termination under Section 10.1 is in addition to any other rights or remedies it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement automatically will terminate, except that the provisions of this Section 10.3 and Section 7.5 and Articles XI and XII will survive such termination; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal and equitable remedies for such breach will survive such termination unimpaired.
     (c) If either Buyer or Seller terminates this Agreement for failure to obtain HSR Act clearance, Buyer will pay Seller a breakup fee of $5,000,000, by wire transfer of immediately available funds within five Business Days after termination of this Agreement, provided that Buyer will not be obligated to pay Seller the breakup fee if (i) Seller has breached its obligations under this Agreement in any material respect that was a cause of the failure to obtain HSR Act clearance by the Termination Date, or (ii) the failure to obtain HSR Act clearance is due in material part to documentation produced by Seller to a Governmental Authority in connection with the transactions contemplated by this Agreement, with the burden of proof on Buyer to establish by reasonable evidence that the conditions specified in either clause (i) or (ii) has occurred if Buyer maintains that it is not obligated to pay the breakup fee.
     (d) The Parties agree that the provisions contained in Section 10.3(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement for any of the reasons set forth in Section 10.3(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 10.3(c) are reasonable forecasts of the actual damages that may be incurred by Seller under such circumstances. The amounts payable pursuant to Section 10.3(c) constitute liquidated damages and not a penalty and will be the sole and exclusive remedy of Seller and Liberty in the event of termination of this Agreement on the basis specified in Section 10.3(c). If Buyer fails to pay to Seller any amounts due under Section 10.3(c) in accordance with the terms thereof, Buyer will pay the costs and expenses (including legal fees and expenses) of Seller in connection with any action, including the filing of any Proceeding, taken to collect payment.
     (e) Any amounts not paid when due pursuant to Section 10.3(c) will bear interest from the date such payment is due until the date paid at a rate equal to LIBOR plus three percent. For purposes of this Agreement, LIBOR will mean the current LIBOR rate as quoted by Citibank, N.A., adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of six months.
ARTICLE XI
INDEMNIFICATION
     Section 11.1. Survival.
     (a) The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered in connection with the Closing shall survive either (i) until June 30, 2008 if Closing occurs on or before June 30, 2007 or (ii) until April 15, 2009 if Closing occurs after June 30, 2007 (the “Survival Period”), except that (i) the representations and warranties set forth in Section 3.14 (Environmental, Health and Safety Matters) shall survive until 30 days after the expiration of the statute of limitations with respect to such matters (giving effect to any waiver, migration or extension thereof); (ii) the representations and warranties set forth in Section 3.17 (Employee Benefits) shall survive until the three (3) year anniversary of Closing Date; (iii) the representations and warranties made by Seller set forth in Article IX (Tax Matters) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations (giving effect to any permissible waiver, migration or extension thereof); (iv) the representations and warranties set forth in Section 3.1 (Organization; Qualification and Corporate Power), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries and Equity Affiliates), Section 3.20 (Brokers’ Fees), Section 4.1 (Organization of Seller), Section 4.2 (Authorization; Binding Effect); Section 4.4 (Shares), and Section 4.5 (Brokers’ Fees) shall survive forever (the representations and warranties made by Seller and described in clauses (iii) and (iv), collectively, the “Seller’s Fundamental Representations”); and (v) the representations and warranties set forth in Section 5.1 (Organization of Buyer), Section 5.2(a) and (b) (Authorization; Binding Effect), Section 5.9 (Brokers’ Fees) (collectively, the “Buyer’s Fundamental Representations”) shall survive forever. Notwithstanding the foregoing provisions or anything to the contrary in this Agreement, the Parties’ rights to bring legal and equitable claims for fraud or intentional misrepresentation shall survive for 30 days after the expiration of the statute of limitations applicable to (A) such fraud or intentional misrepresentation itself or (B) the underlying matters with respect to which fraud or intentional misrepresentation was committed, whichever is later.
     (b) Any representation or warranty in respect of which indemnity may be sought under this Article XI, and the indemnity rights and obligations with respect thereto, shall survive the time at which the representation and warranty would otherwise terminate pursuant to this Section 11.1 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is resolved.
     (c) The representations and warranties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the period set forth in this Section 11.1 and, subject to the last sentence of each Section 7.1 and Section 7.2, shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s officers, directors, employees, representatives, consultants, agents, or advisors (collectively, “Representatives”) or the acceptance by any Party of any certificate or opinion hereunder.
     Section 11.2.     General Indemnification.
     (a) Indemnification Obligations of Seller and Liberty. Seller and Liberty agree to jointly and severally indemnify the Buyer and its Affiliates, and their respective shareholders, partners, representatives, successors and permitted assigns and the Company and its Subsidiaries (collectively, the “Buyer Indemnified Parties”) and save and hold each of the Buyer Indemnified Parties harmless against, and pay on behalf of or reimburse such Buyer Indemnified Party as and when incurred for, any Losses which any such Buyer Indemnified

Party may suffer, incur, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:
     (i) any facts or circumstances which constitute a breach of any representation or warranty regarding the Company or any Subsidiary or of Seller or Liberty contained in this Agreement or in any certificate delivered by or on behalf of Seller or Liberty in connection with the Closing; or
     (ii) any breach of any covenant, agreement or other provision by the Company or any Subsidiary or Seller or Liberty under this Agreement or in any certificate or other writing delivered by or on behalf of Seller or Liberty in connection with the Closing other than those covered in clause (iii) of this Section 11.2(a); or
     (iii) any (w) Income Tax of Liberty, the Company or any Subsidiary to the extent related to a Pre-Closing Tax Period whether such Income Tax is due before, on or after the Closing Date, and any Income Tax with respect to income, gain or loss from the sale of the Shares pursuant to this Agreement, (x) Tax described in clause (ii) or clause (iii) of the definition of Tax, (y) Tax of Liberty, the Company or any Subsidiary attributable to or resulting from or constituting a breach of the provisions of Section 9.2, Section 9.3(a) or (b) or Section 9.4 and (z) Liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’, accountants’ and other experts’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment, assertion or claim of any Tax described in clause (w), (x) or (y) above in this Section 11.2(a)(iii) or attributable to or resulting from a breach by Seller of its obligations in Section 9.6 (the sum of the amounts determined pursuant to clauses (w), (x), (y) and (z) of this Section 11.2(a)(iii) being referred to as a “Buyer Tax Loss”); or
     (iv) any Taxes, Liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’, accountants’, and other experts’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the items identified on Section 3.6 of the Disclosure Schedule or Section 9.2(a) of the Disclosure Schedule.
If and to the extent any provision of this Section 11.2(a) is unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided under this Section 11.2(a) which is permissible under applicable Laws. Any claims for indemnification made under this Section 11.2(a) may only be made by the Buyer on behalf of the Buyer Indemnified Parties.
     (b) Indemnification Obligations of the Buyer. The Buyer shall indemnify Seller and Liberty and their Affiliates (which shall not include the Company or any of its Subsidiaries) (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer, incur, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

     (i) any facts or circumstances which constitute a breach of any representation or warranty regarding the Buyer under this Agreement or in any certificates or other writing delivered by or on behalf of Buyer in connection with the Closing;
     (ii) any breach of any covenant, agreement or other provision by the Buyer under this Agreement or in any certificate delivered by or on behalf of Buyer in connection with the Closing;
     (iii) any claims or causes of action asserted against any Seller Indemnified Party after the Closing in connection with the operation of the Company’s and its Subsidiaries’ businesses following the Closing Date, but not including any claims or causes of action disclosed by Seller pursuant to this Agreement or any Losses which arise out of, or relate to, any matters with respect to which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 11.2(a) hereof; or
     (iv) any (v) Tax of the Company or any Subsidiary other than any Buyer Tax Loss for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 11.2(a)(iii), (w) Tax resulting from transactions or actions taken by Buyer or any of its Affiliates (including for this purpose the Company and each of its Subsidiaries) that occur on the Closing Date but after the Closing and that are not in the Ordinary Course of Business, (x) Tax resulting from an actual or deemed election by Buyer under Code Section 338 (or any similar provision of state law or the law of any other taxing jurisdiction) with respect to the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement, (y) Tax that is the obligation of Buyer pursuant to Section 9.7, and (z) Liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’, accountants’ and other experts’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assertion or assessment of any Tax described in clause (v), (w), (x) or (y) above in this Section 11.2(b)(iv) or attributable to or resulting from a breach by Seller of its obligations in Section 9.6 (the sum of the amounts determined pursuant to clauses (v), (w), (x), (y) and (z) of this Section 11.2(b)(iv) being referred to as a “Seller Tax Loss”).
If and to the extent any provision of this Section 11.2(b) is unenforceable for any reason, the Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided under this Section 11.2(b) which is permissible under applicable Laws. Any claims for indemnification made under this Section 11.2(b) may only be made by a Seller on behalf of Seller Indemnified Parties.
(c) Limitations on Indemnification
     (i) Notwithstanding anything to the contrary in this Article XI, neither Seller nor Liberty shall be required to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 11.2(a)(i) and (iii) unless and until the aggregate of all such Losses exceeds one percent (1%) of Purchase Price (the “Threshold”); provided, that if the aggregate of such Losses claimed exceeds the

Threshold then Seller and Liberty shall be obligated to indemnify the Buyer Indemnified Parties for only the amount of such Losses in excess of the Threshold; provided, further, that the Threshold shall not limit indemnification with respect to Losses relating to breaches of the Seller’s Fundamental Representations or any facts or circumstances which constitute fraud, or intentional misrepresentation. Notwithstanding anything to the contrary in this Article XI, Buyer shall not be required to indemnify the Seller Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 11.2(b)(i) and (iv) unless and until the aggregate of all such Losses exceeds the Threshold; provided, that if the aggregate of such Losses claimed exceeds the Threshold then Buyer shall be obligated to indemnify the Seller Indemnified Parties for only the amount of such Losses in excess of the Threshold; provided, further, that the Threshold shall not limit indemnification with respect to Losses relating to breaches of the Buyer’s Fundamental Representations or any facts or circumstances which constitute fraud, or intentional misrepresentation.
     (ii) Notwithstanding anything to the contrary in this Article XI, the maximum amount of Losses that the Buyer Indemnified Parties will be entitled to recover pursuant to Section 11.2(a)(i) and (iii) (to the extent that such Losses under Section 11.2(a)(iii) relate solely to a breach of a representation or warranty and do not relate in whole or in part to a breach of a covenant) for breaches of representations and warranties is twelve and one-half percent (12.5%) of the Purchase Price, provided that such limitation shall not apply to breaches of the Seller’s Fundamental Representations and/or to any facts or circumstances which constitute fraud or intentional breach or omission with respect to any representation or warranty of the Company, its Subsidiaries, Seller and Liberty. Notwithstanding anything to the contrary in this Article XI, the maximum amount of Losses that the Seller Indemnified Parties will be entitled to recover pursuant to Section 11.2(b)(i) and (iv) (to the extent that such Losses under Section 11.2(b)(iv) relate solely to a breach of a representation or warranty and do not relate in whole or in part to a breach of a covenant) for breaches of representations and warranties is twelve and one-half percent (12.5%) of the Purchase Price, provided that such limitation shall not apply to breaches of the Buyer’s Fundamental Representations and/or to any facts or circumstances which constitute fraud or intentional breach or omission with respect to any representation or warranty of the Buyer.
     (d) Manner of Calculation. If any representation, warranty or covenant which is qualified by materiality or Material Adverse Effect is breached in accordance with its terms (which shall take into account any such materiality qualifiers), the amount of any Loss related to a breach of any such representation or warranty or covenant shall be determined without regard to any materiality qualification (including terms such as “material” and “Material Adverse Effect”) set forth therein.
     (e) Exclusive Remedy. The remedies provided by this Article XI, subject to the limitations set forth in this Agreement, shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties after Closing for the recovery of Losses resulting from, relating to or arising out of this Agreement, except for (i) in the case of fraud, intentional breach or omission and (ii) any other remedies expressly set forth in this Agreement other than in this Article XI.

     (f) Manner of Payment. Any indemnification of the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, pursuant to this Section 11.2 shall be effected by wire transfer of immediately available funds from Seller or Liberty or the Buyer, as the case may be, to an account designated in writing by the applicable Buyer Indemnified Party or Seller Indemnified Party, as the case may be, within fifteen (15) days after the determination thereof. Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at five percent (5%) per annum.
     (g) Third Party Claims and Notice of Tax Loss. A Buyer Indemnified Party will give timely written notice to Seller of any Buyer Tax Loss, and a Seller Indemnified Party will give timely written notice to Buyer of any Seller Tax Loss, or, if a Proceeding is initiated by any third party against any Person entitled to seek indemnification under this Article XI (an “Indemnified Party”), and if an Indemnified Party intends to seek indemnification with respect thereto under this Article XI, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification from (the “Responsible Party”), which notice shall describe such Proceeding in reasonable detail and the amount thereof (if known and quantifiable); provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and only to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall (x) demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place), and (y) agree in writing to be fully responsible for all Losses relating to such Proceeding; provided, further, that:
     (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose;
     (ii) the Responsible Party shall not be entitled to assume control of such defense if (a) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding, giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (c) such claim seeks an injunction or equitable relief against the Indemnified Party, (d) a conflict of interest exists between the Responsible Party and the Indemnified Party, or (e) the Responsible Party failed or is failing to vigorously prosecute or defend such claim; and

     (iii) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim and does not include any admission of liability for the underlying claims (even if no Liabilities accrue therefrom).
     (h) Adjustment Treatment. All indemnification payments made pursuant to this Article XI shall be treated as adjustments to the Purchase Price unless a Final Determination or change in applicable Legal Requirements (including a revenue ruling or other similar announcement) causes any such amount not to constitute an adjustment to the Purchase Price for any applicable Tax purposes.
     (i) Insurance, Set-Off. The Indemnified Party shall use commercially reasonable efforts to pursue any claims for Insurance, set-off or indemnification to the extent applicable in connection with any claim for which it seeks indemnification pursuant to this Article 11.
ARTICLE XII
MISCELLANEOUS
     Section 12.1.     Public Announcements. Subject to the obligations of Buyer to provide disclosure to comply with federal securities laws, any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as mutually agreed by Buyer and Seller. Seller and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers of the Company or any of its Subsidiaries and others having dealings with the Company or any of its Subsidiaries will be informed of the transactions contemplated by this Agreement and any such communication will be made only as mutually agreed by Buyer and Seller. The provisions of this Section 12.1 are intended to supplement and not to supersede or replace the provisions of the Existing NDA.
     Section 12.2.     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     Section 12.3.     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, provided that the Buyer may without the prior written consent of Seller, assign this Agreement or any of its rights, interests or obligations to an Affiliate of Buyer and provided further that Buyer may make a collateral assignment of its rights, but not its obligations, under this Agreement to any of its financing sources.

     Section 12.4.     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and any other agreements and documents referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof, other than the Existing NDA.
     Section 12.5.     Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties, provided that any such change shall be effective only upon receipt by the other Parties):
If to Seller or to
Liberty: Liberty Satellite & Technology, Inc.
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: William R. Fitzgerald and Charles Y. Tanabe
Facsimile: 720-875-5382
Copy (which shall not constitute notice) to:
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Steven D. Miller, Esq.
Facsimile: 303-298-0940
If to Buyer, or to the Company after
Closing: LodgeNet Entertainment Corporation
3900 West Innovation Street
Sioux Falls, SD 57107
Attention: Scott C. Petersen and James G. Naro
Facsimile: 605-988-1715

Copy (which shall not constitute notice) to:
Leonard, Street and Deinard, Professional Association
150 South Fifth Street, Ste. 2300
Minneapolis, MN 55402
Attention: Mark S. Weitz, Esq.
Facsimile: 612-335-1657
     Section 12.6.     Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought by or against any Party in any court of competent jurisdiction located in the State of Delaware. Each Party irrevocably and unconditionally agrees to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and not to object to the jurisdiction of such courts on the basis of inconvenience of forum or otherwise. Without limiting the generality of the foregoing, each Party agrees that service of process upon such Party at such Party’s address as set forth in Section 12.5, together with written notice of such service to such Party, will be deemed effective service of process upon such Party.
     Section 12.7.     Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by Buyer, Liberty and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Section 12.8.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 12.9.     Expenses. Except as otherwise expressly provided in this Agreement, each of Seller, Liberty and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, provided that Seller and Buyer shall each pay fifty (50%) percent of any filing fee related to the HSR Act.
     Section 12.10.     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     Section 12.11.     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     Section 12.12.     Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     Section 12.13.     Facsimile; Counterparts Signatures. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER: LODGENET ENTERTAINMENT CORPORATION
By:
	Name:	Scott C. Petersen
	Title:	President and Chief Executive Officer

SELLER: LIBERTY SATELLITE & TECHNOLOGY, INC.
By:	/s/ William R. Fitzgerald
Name: William R. Fitzgerald
Title: Senior Vice President

LIBERTY: LIBERTY MEDIA CORPORATION
By:	/s/ William R. Fitzgerald
Name: William R. Fitzgerald
Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
DEFINITION OF CLOSING WORKING CAPITAL
Closing Working Capital shall be determined in accordance with GAAP, except as follows:
1. Closing Working Capital shall exclude (i) all Indebtedness (other than the current portions of capital lease obligations related to capital leases outstanding on the Agreement Date, to the extent that the recorded book value of such capital leases does not exceed an aggregate of $2,000,000 on the Agreement Date and the Closing Date), (ii) current Income Tax receivables and payables, (iii) deferred Tax amounts, and (iv) deferred revenue amounts.
2. Closing Working Capital shall be calculated as of immediately prior to the Closing and should not include the impact of any adjustments required by purchase accounting (revaluing assets and liabilities to fair value).
As an example, the working capital as of September 30, 2006 would be calculated as follows (all numbers are in thousands):

Current Assets
Cash $1,018
Accounts Receivable, net of reserve for doubtful accounts $29,636
Other Current Assets $3,235
Less: Current Liabilities
Accounts Payable $25,878
Accrued Compensation $2,739
Other Accrued Liabilities $3,714
Accrued sales, use and property taxes $3,788
Current portion of long-term debt (cap leases) $0

Net working capital $(2,230)

EXHIBIT B
TARGET WORKING CAPITAL
     The Target Working Capital (in thousands) amount shall be $3,500.